Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and entered into as of this 1st day of April, 2014, by and among (i) POWER SOLUTIONS INTERNATIONAL, INC., a Delaware corporation (“PSI”), (ii) CARL L. TRENT and KENNETH C. TRENT, in their individual capacities (each, a “Shareholder” and collectively, the “Shareholders”), (iii) CARL L. TRENT, in his capacity as the Seller Representative, and (iv) CKT HOLDINGS, INC., a Wisconsin corporation (the “Seller”). All capitalized terms used herein but not otherwise defined herein shall have the meaning assigned to such terms in Article X below.

R E C I T A L S:

WHEREAS, Professional Power Products, Inc., an Illinois corporation (“PPPI”), is engaged in the business of designing, manufacturing, marketing, distributing and/or otherwise supplying or providing generator sets, sub base fuel tanks, generator set enclosures, load banks, generator switchgear and generator set testing (the “Business”);

WHEREAS, prior to the date hereof, the Shareholders formed Seller by filing Articles of Incorporation with the Wisconsin Department of Financial Institutions, transferred all of the outstanding PPPI Stock to Seller, caused Seller to elect to be an S Corporation within the meaning of Code § 1361(a), and caused PPPI to elect to be a qualified subchapter S subsidiary within the meaning of Code § 1361(b) in a transaction intended to qualify as a reorganization within the meaning of Code § 368(a)(1)(F) (the “Reorganization”);

WHEREAS, following the Reorganization, the Shareholders own all of the issued and outstanding stock of the Seller, and the Seller owns all of the issued and outstanding PPPI Stock; and

WHEREAS, the Shareholders desire to cause the Seller to sell to PSI, and PSI desires to purchase from the Seller, all of the issued and outstanding PPPI Stock upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, PSI, the Seller and the Shareholders hereby agree as follows:

ARTICLE I

Stock To Be Purchased

Subject to the terms and conditions set forth in this Agreement, at the Closing, the Shareholders shall cause the Seller to sell and transfer to PSI, and PSI shall purchase from the Seller, all of the Seller’s right, title and interest in and to the PPPI Stock, which PPPI Stock represents all of the issued and outstanding shares of capital stock of PPPI.

ARTICLE II

Closing; Purchase Price

2.1. Closing. The closing of the purchase and sale of the PPPI Stock and the other transactions as contemplated herein (the “Closing”) shall be held at the offices of Godfrey & Kahn, S.C., located at 780 N. Water Street, Milwaukee, Wisconsin 53202, at 9:00 a.m., local time, on the date of this Agreement (the “Closing Date”).

2.2. Closing Deliveries.

(a) At the Closing, the Shareholders shall deliver or cause to be delivered to PSI:

(i) an executed counterpart of each Employment Agreement, duly executed by the Executive that is a party thereto;

(ii) an executed counterpart of the Facility Lease, duly executed by an authorized representative of the Landlord;

(iii) constructive possession of the Records of PPPI;

(iv) a good standing certificate for PPPI issued by the Secretary of State of the State of Illinois, no earlier than ten (10) calendar days prior to the Closing Date;

(v) an affidavit from the Seller substantially in the form set forth in Section 1.1445-2(b)(2)(iv) of the Treasury regulations, certifying under penalties of perjury that the Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(vi) a certificate representing all of the issued and outstanding shares of PPPI Stock, duly endorsed in blank or accompanied by a stock power duly endorsed in blank;

(vii) a certificate from a duly authorized officer of the Seller, in form reasonably satisfactory to PSI, setting forth the resolutions of the Board of Directors of the Seller authorizing the execution of this Agreement and all Ancillary Agreements to which the Seller is a party and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein and therein; and

(viii) such other usual and customary documents and instruments as PSI may reasonably request.

(b) At the Closing, PSI shall deliver to the Seller:

(i) the Cash Payment in the manner and to the Persons specified in Section 2.5 below;

(ii) a certificate from the Secretary or an Assistant Secretary of PSI, in form reasonably satisfactory to the Shareholders, setting forth the resolutions of the Board of Directors of PSI authorizing the execution of this Agreement and all Ancillary Agreements to which PSI is a party and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein and therein;

(iii) a good standing certificate for PSI issued by the Secretary of State of the State of Delaware no earlier than ten (10) calendar days prior to the Closing Date; and

(iv) such other usual and customary documents and instruments as the Shareholders may reasonably request.

2.3. Purchase Price. The aggregate purchase price for the PPPI Stock (the “Purchase Price”) shall be an amount equal to (i) Forty-Six Million Dollars ($46,000,000) (the “Initial Cash Amount”), less (ii) the aggregate amount of Excluded Liabilities outstanding immediately prior to the Closing, plus (iii) Closing Date Cash, plus (or minus) (iv) the amount of the Purchase Price Adjustment as calculated pursuant to Section 2.4, below (the aggregate amount calculated in accordance with clauses (i) and (iii) of this sentence is referred to herein as the “Pre-Adjusted Purchase Price”) and plus (v) the PSI Shares. The Purchase Price shall be paid by PSI to the Seller as provided in Sections 2.5, 2.6 and 6.6 below.

2.4. Adjustments to Pre-Adjusted Purchase Price. The Pre-Adjusted Purchase Price shall be subject to adjustment as follows (the “Purchase Price Adjustment”):

(a) The Pre-Adjusted Purchase Price shall be increased on a dollar-for-dollar basis to the extent that the Working Capital Amount is greater than the Threshold Working Capital Amount; and

(b) The Pre-Adjusted Purchase Price shall be decreased on a dollar-for-dollar basis to the extent that the Working Capital Amount is less than the Threshold Working Capital Amount.

For purposes hereof, the “Working Capital Amount” shall equal the difference between (i) the amount of the Current Assets of PPPI as of the Closing Date (excluding any Working Capital Exclusions) and (ii) the amount of the Current Liabilities of PPPI as of the Closing Date (excluding any Working Capital Exclusions), which Current Assets and Current Liabilities shall be determined in accordance with GAAP, applied in a manner consistent with and using the principles, practices, methodologies, procedures and policies, with consistent classifications, judgments and estimation methodologies, including those regarding inventory and work in process valuation and the establishment of general and specific reserves, as used by PPPI in the preparation of the Latest Balance Sheet, including those principles, practices, methodologies, procedures and policies set forth on Exhibit 2.4, which have been used and applied in preparation of the sample calculation attached as a schedule to Exhibit 2.4 (the “Accounting Principles”). For the avoidance of doubt, the Working Capital Amount shall not include any portion of the Excluded Assets or any portion of the Excluded Liabilities.

2.5. Payment of the Purchase Price.

(a) Attached hereto as Exhibit 2.5 (the “Estimated Pricing Statement”) is the Seller Representative’s good faith estimate of (i) the Closing Date Cash, (ii) the Working Capital Amount (determined in accordance with the Accounting Principles), (iii) the Transaction Expenses, (iv) all other Excluded Liabilities as of the Closing Date and (v) the resulting calculation of the Purchase Price payable at the Closing based upon the information reflected on Exhibit 2.5 (for purposes hereof, such estimated Purchase Price shall be referred to as the “Estimated Purchase Price”).

(b) At the Closing, PSI shall deliver an amount equal to the Estimated Purchase Price less the Seller Representative Amount and less the Estimated SBA Payoff Amount (the “Cash Payment”) to the Seller by wire transfer of immediately available funds to such bank account or accounts as shall be designated in writing by the Seller Representative.

(c) At the Closing, PSI shall deposit the Seller Representative Amount into such account as is designated in writing by the Seller Representative at least three (3) Business Days prior to the Closing Date, which account is to be managed by the Seller Representative in the good faith discretion of the Seller Representative (the cash and earnings thereon from time to time in such account being referred to herein as the “Seller Representative Fund”). The Seller Representative shall be entitled to from time to time cause the release and payment to himself of amounts from the Seller Representative Fund as payment of any losses, costs or expenses for which the Seller Representative is entitled to be paid in connection with the Seller Representative’s duties and obligations hereunder. The Seller Representative shall, at such time when the Seller Representative in his absolute discretion determines, cause the distribution to the Seller and/or Shareholders of the excess, if any, of the Seller Representative Fund over all such amounts for which the Seller Representative is or may become entitled to be paid as provided herein and that then have not been paid to the Seller Representative. If the Seller Representative Fund is exhausted and the Seller Representative thereafter incurs losses, costs or expenses for which he is entitled to payment hereunder, then the Shareholders shall pay to the Seller Representative an amount equal to such losses, costs or expenses. For the avoidance of doubt, except as set forth in Section 7.3, below, PSI shall not be required to make any payment to the Seller Representative with respect to any losses, costs or expenses incurred by the Seller Representative.

(d) Pursuant to and in accordance with Section 2.7, below, at the Closing, PSI shall deliver, on behalf of PPPI, to the holder of any Paid Liabilities by wire transfer of immediately available funds to such bank account or accounts as shall be designated in writing by the Seller Representative, the amount required to discharge such Paid Liabilities.

(e) At the Closing, PSI shall deposit into an escrow account with Godfrey & Kahn S.C. (the “Escrow Agent”) an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Estimated SBA Payoff Amount”), for purposes of satisfying in full all of PPPI’s and Landlord’s payment obligations pursuant to that certain SBA Loan # 54366450-10 owed to the Wisconsin Business Development Corporation (the “SBA Loan”). For such purposes, no later than April 14, 2014, the Seller and/or Shareholders shall cause to be delivered to PSI a payoff letter (the “SBA Payoff Letter”) from the Wisconsin Business Development Finance Corporation (the “WBDFC”), in substantially the same form as set forth on Exhibit 2.5(e), attached hereto, indicating the amount required to discharge all obligations under the SBA Loan. Following PSI’s receipt of the SBA Payoff Letter, the Seller and PSI shall execute and deliver to the Escrow Agent a joint written direction instructing the Escrow Agent to pay, in accordance with the terms and conditions of that certain Escrow Agreement, dated as of the date hereof, among the Escrow Agent, the Seller and PSI (the “Escrow Agreement”), (A) to the WBDFC, by wire transfer of immediately available funds to the bank account designated by the WBDFC, that portion of the Estimated SBA Payoff Amount necessary to satisfy all outstanding obligations with respect to the SBA Loan, as set forth on the SBA Payoff Letter (the “SBA Payoff Amount”) and (B) to the Seller (or its designees), by certified check or wire transfer to the bank account designated by the Seller, that portion of the Estimated SBA Payoff Amount that is in excess of the SBA Payoff Amount. Promptly following delivery by the Escrow Agent of such payments, the Seller shall deliver to PSI evidence, in form and substance reasonably acceptable to PSI, that all obligations with respect to the SBA Loan have been discharged in full. If the SBA Payoff Letter is not delivered to PSI on or prior to April 14, 2014, or if the Escrow Agent does not deliver the SBA Payoff Amount to the WBDFC prior to April 30, 2014, then the Seller Representative and PSI shall execute and deliver to the Escrow Agent a joint written direction instructing the Escrow Agent to pay to PSI an amount equal to the Estimated SBA Payoff Amount by wire transfer of immediately available funds to such bank account or accounts as shall be designated in writing by PSI. If the Estimated SBA Payoff Amount is paid to PSI pursuant to the immediately preceding sentence, then, no later than May 12, 2014, the Seller and/or the Shareholders shall cause to be delivered to PSI an SBA Payoff Letter. Following its receipt of the Payoff Letter, PSI shall pay (X) to the WBDFC, by wire transfer of immediately available funds to the bank account designated by the WBDFC, the Payoff Amount and (Y) to the Seller (or its designees), by wire transfer to the bank account designated by the Seller, that portion of the Estimated SBA Payoff Amount that is in excess of the SBA Payoff Amount.

Any adjustment to the Estimated Purchase Price shall be paid as provided in Section 2.6, below.

2.6. Calculation of Estimated Purchase Price and Final Purchase Price.

(a) Within sixty (60) calendar days following the Closing, PSI shall cause to be prepared and delivered to the Seller Representative a final determination of the Purchase Price including a final determination of the Closing Date Cash, the Working Capital Amount as of the Closing Date (the “Final Working Capital Statement”) and a final calculation of the amount of the Excluded Liabilities as of the Closing Date (the “Final Excluded Liabilities Statement” and, collectively with the Final Working Capital Statement, the “Statements”), and further including such schedules and data as may be appropriate to support such determinations and calculations. The Seller Representative shall be entitled to review any working papers, trial balances and similar materials relating to the Statements prepared by or on behalf of PSI. Within thirty (30) calendar days after receipt of the Statements from PSI, the Seller Representative must notify PSI of any objections to PSI’s calculation of the Closing Date Cash, the Working Capital Amount or the amount of the Excluded Liabilities as reflected in the Statements or the calculation of the final Purchase Price and the basis for such disagreements. In the event that the Seller Representative does not notify PSI, within thirty (30) calendar days after receipt of the Statements, that the Seller Representative has any objections to such

Statements or PSI’s calculation of the final Purchase Price, then the Closing Date Cash, the Working Capital Amount and the amount of the Excluded Liabilities as set forth in the Statements and PSI’s calculation of the final Purchase Price shall be final hereunder. In the event that the Seller Representative does notify PSI, within thirty (30) calendar days after receipt of the Statements, that the Seller Representative has any such objection, then PSI and the Seller Representative shall use their good faith efforts to attempt to resolve such disputed items. In the event PSI and the Seller Representative are unable to resolve the disputed items within thirty (30) calendar days after receipt by PSI of the Seller Representative’s notice of dispute, then PSI and the Seller Representative shall jointly engage the Milwaukee, Wisconsin office of Grant Thornton LLP to resolve finally such disputed items. If the Milwaukee, Wisconsin office of Grant Thornton LLP is unwilling or unable to serve in such capacity (either due to a conflict of interest or otherwise), then PSI and the Seller Representative shall negotiate in good faith for a period of fifteen (15) calendar days to select another nationally recognized independent accounting firm reasonably acceptable to both PSI and the Seller Representative) (an “Independent Accounting Firm” which, for the avoidance of doubt, shall include the Milwaukee, Wisconsin office of Grant Thornton LLP) to resolve finally such disputed items. If PSI and the Seller Representative are unable to jointly select an Independent Accounting Firm, then each of PSI and the Seller Representative shall select an Independent Accounting Firm, and such two Independent Accounting Firms shall select a third Independent Accounting Firm, and such third Independent Accounting Firm shall resolve finally such disputed items. The scope of the Independent Accounting Firm’s engagement shall be limited to the resolution of the disputed items described in the Seller Representative’s notice of dispute, in each case in accordance with the Accounting Principles, and the recalculation, if any, of the Closing Date Cash, the Working Capital Amount and the amount of the Excluded Liabilities in light of such resolution; provided, that the Independent Accounting Firm shall not assign a dollar amount to any item in dispute greater than the greatest dollar amount for such item assigned by PSI, on the one hand, or the Seller Representative, on the other hand (as applicable), or lower than the lowest dollar amount for such item assigned by PSI, on the one hand, or the Seller Representative, on the other hand (as applicable). The determination of the Independent Accounting Firm shall be made as promptly as possible and shall be final and binding upon the parties. Each party hereto shall be permitted to submit such data and information relating to the unresolved disputed items described in the Seller Representative’s notice of dispute to the Independent Accounting Firm as such party deems appropriate. The expenses and fees of the Independent Accounting Firm shall be paid by PSI, on the one hand, and the Seller Representative on behalf of the Shareholders, on the other hand, based upon the percentage that the amount not actually awarded to such party bears to the amount actually contested by such party. The Closing Date Cash, the Working Capital Amount and the amount of the Excluded Liabilities as finally agreed by the parties or as determined by the Independent Accounting Firm as described herein shall be the Closing Date Cash, the Working Capital Amount and the amount of the Excluded Liabilities for all purposes hereof and shall be used to determine the final Purchase Price in accordance with Section 2.3, above.

(b) Once the final Purchase Price is determined in accordance with this Section 2.6, the following shall occur:

(i) If the final Purchase Price exceeds the Estimated Purchase Price, then, within five (5) Business Days following the final determination of the Purchase Price under this Section 2.6, PSI shall pay the excess amount to the Seller (or the Shareholders, if designated by the Seller).

(ii) If the Estimated Purchase Price exceeds the final Purchase Price, then, within five (5) Business Days following the final determination of the Purchase Price under this Section 2.6, the Seller and/or Shareholders shall pay the excess amount to PSI by wire transfer of immediately available funds to an account designated in writing by PSI prior to such transfer.

If any party fails to pay any amount when due under this Section 2.6, then interest shall accrue on such unpaid amount from the date that such amount is due until the date that such amount is actually paid at a rate per annum equal to seven percent (7%).

2.7. Paid Liabilities; Transaction Bonuses.

(a) Paid Liabilities. As set forth in Section 2.5(d), all Excluded Liabilities described on Exhibit 2.7(a) (to the extent not paid by PPPI prior to the Closing) will be fully paid at Closing (the “Paid Liabilities”) with a portion of the Initial Cash Amount. In order to facilitate such payments, the Seller Representative will furnish to PSI, at least three (3) Business Days prior to the Closing Date, (i) a statement setting forth the Transaction Expenses, (ii) a payoff letter from each holder of Paid Liabilities noted with an asterisk on Exhibit 2.7(a), in form and substance reasonably acceptable to PSI, indicating the amount required to discharge such Paid Liabilities in full and including an undertaking by such holder to discharge, upon receipt of payment specified in the payoff letter, any Liens securing such portion of the Paid Liabilities. The payments referenced in such statements and payoff letters will be made on the Closing Date in order to discharge the Paid Liabilities covered thereby. Notwithstanding the foregoing, the $217,500 that remains to be paid by PPPI after Closing pursuant to that certain Installment Purchase Agreement, dated December 20, 2013, by and between International Technologies, Inc. and PPPI, shall not be regarded as Indebtedness nor as a Current Liability for purposes of this Agreement, and shall be paid by PPPI in the ordinary course.

(b) Transaction Bonuses. Immediately prior to the Closing, PPPI paid transaction bonuses to the persons and in the amounts as set forth on Exhibit 2.7(b) (the “Transaction Bonuses”), which Transaction Bonuses were subject to deduction and withholding for any federal, state or local withholding or other Taxes that PPPI was required to deduct under applicable Legal Requirements. The Transaction Bonuses were run through PPPI’s payroll system prior to the Closing, and were paid in connection with, and immediately prior to, Closing via check. PSI shall cooperate and shall not interfere with PPPI’s timely and proper depositing of any withholding or payroll Taxes described above with the appropriate Governmental Entity in accordance with the regular payroll practices of PPPI. Cash on hand related to the checks issued to pay the Transaction Bonuses (including the employer’s share of any payroll Taxes associated with the Transaction Bonuses, as set forth on Exhibit 2.7(b)) shall not be included as Closing Date

Cash. For all purposes under this Agreement, any Tax deduction available to the Seller Companies in connection with the Transaction Bonuses shall be deducted on Seller’s federal and state income tax returns which include the Closing Date. Notwithstanding anything contained in this Agreement to the contrary, the Transaction Bonuses shall not be considered “Transaction Expenses” or “Excluded Liabilities” for purposes of reducing Purchase Price or Estimated Purchase Price.

ARTICLE III

Warranties and Representations of the Shareholders

Each of the Shareholders, severally and not jointly, hereby warrants and represents to PSI, which warranties and representations shall survive the Closing for the periods, and subject to the limitations, set forth in Article VII, below, that except as set forth in the Disclosure Schedule, the following statements are true and correct as of the date hereof:

3.1. Authority. Each of the Seller, PPPI and each Shareholder has full power and authority to enter into this Agreement and each Ancillary Agreement to which it or he, as applicable, is a party and to perform its or his, as applicable, obligations hereunder or thereunder and to consummate the transactions contemplated herein and therein. The execution and delivery of this Agreement by the Seller and the performance by the Seller of its obligations hereunder has been, and the execution and delivery of each Ancillary Agreement to which the Seller or PPPI is a party and the performance by the Seller and PPPI of their respective obligations thereunder have been duly and validly authorized by all necessary organizational action on the part of the Seller and PPPI, as applicable, and the execution, delivery and performance by the Seller and PPPI of this Agreement and each Ancillary Agreement to which the Seller or PPPI is a party do not require any further authorization or consent of the Seller, PPPI or the Shareholders. This Agreement and each Ancillary Agreement to which the Seller, PPPI or the Shareholders are a party has been duly and validly executed and delivered by the Seller, PPPI and the Shareholders, and this Agreement and such Ancillary Agreements are and shall constitute the legal, valid and binding obligations of the Seller, PPPI and the Shareholders enforceable against the Seller, PPPI and the Shareholders in accordance with their respective terms, subject in each case to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a Proceeding in equity or an action at law).

3.2. No Conflict; Consents. Neither the execution and delivery of this Agreement or the Ancillary Agreements to which the Seller, PPPI or the Shareholders are a party nor the consummation or performance of any of the transactions or obligations contemplated hereunder or thereunder by the Seller, PPPI or the Shareholders will (a) contravene, conflict with, or result in a violation of or default under any provision of the Organizational Documents of the Seller or PPPI; (b) contravene, conflict with, or result in a violation of or default under any Legal Requirement or any Order to which the Seller, PPPI or the Shareholders are subject or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Legal Requirement or Order; or (c) except as set forth on Schedule 3.2, violate or conflict with, or result in a default or an event of default under, or give any Person the right to exercise any remedy or impose any additional obligation under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract (x) to which the Seller or PPPI is a party, (y) by which the Seller, PPPI or any of their respective assets is bound or (z) of which the Seller or PPPI is a beneficiary, or result in the imposition or creation of any Lien upon or with respect to any of the assets owned, used, leased or licensed by the Seller or PPPI. No action, consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Body is required to be obtained or made by the Seller or PPPI in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which either the Seller or PPPI is a party or the consummation by the Seller or PPPI of any of the transactions contemplated hereby.

3.3. Restrictions on Transfer. There are no voting trust agreements, powers of attorney, shareholder agreements, proxies or any other Contracts to which the Seller, PPPI or any Shareholder is a party or by which the Seller, PPPI or any Shareholder or the PPPI Stock is bound relating to the sale, transfer, voting, registration, acquisition, distribution rights or disposition of any of the PPPI Stock or otherwise granting any Person any right in respect of the PPPI Stock and there are no existing restrictions on the transfer of the PPPI Stock, other than restrictions imposed by applicable Legal Requirements.

3.4. Organizational Matters. Each of the Seller and PPPI is a corporation duly organized, validly existing and in good standing under the laws of the States of Wisconsin and Illinois, respectively. Each of the Seller and PPPI has all corporate power and authority necessary to own, operate or lease its properties and assets as and where currently owned, operated or leased and to carry on all business activities currently conducted by it. Except as set forth on Schedule 3.4, each of the Seller and PPPI is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its assets makes such qualification necessary. The Seller has delivered, or made available for review, to PSI and its Representatives, true, complete and correct copies of the certificate of incorporation and by-laws of each of Seller and PPPI as in effect as of the date of this Agreement. Neither the Seller nor PPPI is in material violation of any of the provisions of its certificate of incorporation or by-laws. The Seller has no business or assets other than its ownership of all of the outstanding capital stock of PPPI.

3.5. Documentation. The stock ledger of the Seller and PPPI (copies of which have been made available for inspection by PSI and its Representatives) are true, complete and correct in all respects.

3.6. Capitalization. The authorized capital stock of the Seller and PPPI consist of 10,000 shares of common stock and 10,000 shares of common stock, respectively. Schedule 3.6 includes a true, complete and correct capitalization table for each of the Seller and PPPI as of the date hereof showing the ownership of all of capital stock of the Seller and the PPPI Stock. Each Shareholder is the beneficial and record owner of the number of shares of common stock of the Seller set forth opposite his name on Schedule 3.6, in each case free and clear of all Liens. There are no issued and outstanding shares of capital stock or other securities of the Seller except as set forth on Schedule 3.6. The Seller owns all of the PPPI Stock free and clear of all Liens. There are no issued and outstanding shares of capital stock or other securities of PPPI other than the PPPI Stock. All of the PPPI Stock was duly authorized, validly issued and is fully paid and nonassessable and none of the PPPI Stock was issued in violation of any pre-emptive rights, rights of first offer, rights of first refusal or similar rights, or in violation of any Legal Requirements (including applicable securities laws). Upon transfer of the PPPI Stock in accordance with the terms of Article II, PSI will receive valid title to the PPPI Stock, free and clear of all Liens. There are no outstanding or authorized warrants, options, subscriptions, convertible or exchangeable securities or other instruments or agreements (including bonds, debentures, notes and other obligations) pursuant to which the Seller or PPPI is or may become obligated to issue or sell any shares of capital stock or other securities of PPPI or pursuant to which any Person has the right to vote on any matter (or has the right to acquire capital stock or other securities having the right to vote on any matter), and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any shares of capital stock or other securities of PPPI. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to PPPI, and there are no outstanding obligations of PPPI to purchase, redeem or otherwise acquire the PPPI Stock or obligating PPPI to grant, or enter into any option, warrant, call, right or commitment agreement regarding the equity interests in PPPI, securities convertible into or exchangeable for equity interests in PPPI or warrants, calls, options or other rights to acquire equity interests in PPPI from PPPI.

3.7. Subsidiaries. PPPI owns no capital stock in any other Person.

3.8. Title to the Assets; Condition of Assets.

(a) PPPI has good and marketable title to, a valid leasehold interest in, or has the valid and enforceable right to use, all personal property and assets used by it in connection with the conduct of the Business as presently conducted by PPPI, free and clear of all Liens, other than Permitted Liens. With respect to all personal property and assets in which PPPI has a valid leasehold interest, all such leases are in full force and effect, and to the Knowledge of PPPI, constitute valid and binding obligations of the other party thereto, and neither PPPI nor, to the Knowledge of PPPI, any other party thereto is in breach of any of the terms of any such lease. The assets and properties owned or leased by PPPI constitute all of the assets and properties that are necessary for the conduct of the Business immediately prior to the Closing.

(b) All buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible personal property and assets that are used by PPPI in connection with the Business are, taken as a whole, structurally sound, are in good operating condition (subject to normal wear and tear given the use and age of such assets, and conform in all material respects to all Legal Requirements and Orders relating to their construction, use and operation.

(c) Other than PPPI, holders of Permitted Liens and lessors of leased personal property (solely to the extent of their interest in such leased personal property), no Person has any interest in any equipment or other tangible assets or personal property used by PPPI in connection with the conduct of the Business. Without limiting the foregoing, except as set forth on Schedule 3.8, neither Shareholder has any interest in any equipment or other tangible assets or personal property used in connection with the conduct of the Business.

3.9. Leased Real Estate. Schedule 3.9(a) lists each Real Property Lease, and the Seller has provided PSI with a true, complete and correct copy of each Real Property Lease. Each Real Property Lease is in full force and effect against PPPI and, to the Knowledge of PPPI, each other party thereto. Each Real Property Lease is the valid and legally binding obligation of PPPI. No Real Property Lease has been terminated or cancelled, and PPPI’s leasehold interest in the applicable Real Property Lease has not been assigned. Neither PPPI nor, to the Knowledge of PPPI, any other party to a Real Property Lease is in material default under any Real Property Lease, and no written notice of default under any Real Property Lease has been sent or received by PPPI. No condition exists which, but for the giving of notice or the passage of time, or both, would constitute a material default by PPPI or, to the Knowledge of PPPI, any other party pursuant to any Real Property Lease. No pending Proceedings or Orders exist against PPPI or, to the Knowledge of PPPI, any other party which would require the repair, alteration or correction of any existing condition of any portion of any Leased Real Estate. PPPI has not received any written notice from any Governmental Body that any of the improvements on the Leased Real Estate or PPPI’s use of the Leased Real Estate violates any use or occupancy restrictions, any covenant of record or any zoning or building Legal Requirement. There are no pending or, to the Knowledge of PPPI, threatened condemnation, eminent domain, health, safety, building, zoning or other land use Proceedings with respect to the Leased Real Estate. Except as set forth on Schedule 3.9(b), PPPI has not received any written notice that the Leased Real Estate or any present uses and operations of the Leased Real Estate are in violation of any Legal Requirement, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Leased Real Estate. PPPI is not a lessor, sublessor or grantor under any lease, sublease, consent, license or other instrument granting to another Person any right to the possession, use, occupancy or enjoyment of the Leased Real Estate. No easement, utility transmission line or water main located on the Leased Real Estate adversely affects, or could reasonably be expected to adversely affect, the use of the Leased Real Property.

3.10. Proceedings. As of the date hereof, there is no Proceeding pending, or, to the Knowledge of PPPI, threatened, against or relating to PPPI, any of its assets or any of the current or former officers or directors of PPPI relating to their service as an officer or director of PPPI, at law or in equity, before any Governmental Body. As of the date hereof, PPPI is not subject to, or otherwise bound by any Order affecting in any material respect the properties, assets, personnel or business activities of PPPI. Set forth on Schedule 3.10 is a true, complete and correct list of all Proceedings made, filed or otherwise initiated against any Seller Company or any of its assets or any of its current or former directors or officers (in their capacities as such) since December 31, 2010.

3.11. Intellectual Property.

(a) Schedule 3.11(a) lists all of the following Owned Intellectual Property: (i) all United States and foreign issued design patents and utility patents, all pending patent applications filed by PPPI relating to any inventions or designs and all renewals, reissues, divisionals, continuations, continuations-in-part and extensions of the foregoing; (ii) all registered trademarks, registered service marks and pending trademark and service mark registration applications; (iii) all material unregistered trademarks and service marks; (iv) all proprietary software; (v) all registered copyrights and copyright applications and all renewals and extensions; and (vi) all domain name registrations. PPPI has taken all action necessary, performed all customary acts, and paid all fees and Taxes (to the extent applicable), required to protect and maintain in full force and effect any and all registrations and applications for Owned Intellectual Property.

(b) Schedule 3.11(b) lists: (i) all Out-Licenses; and (ii) all In-Licenses (excluding shrink-wrap, click-wrap, click-through or other similar licenses, which are non-exclusive and non-negotiable, with respect to off-the-shelf or generally available personal computer software), and specifying whether under any such In-Licenses and/or Out-Licenses PPPI is subject to receive, or obligated to pay, as the case may be, fees (including support and maintenance fees) of more than $50,000 per annum following Closing.

(c) To the Knowledge of PPPI, PPPI owns all rights, title and interest in and to, or has a valid right to use pursuant to the terms of an In-License set forth on Schedule 3.11(b) or other written Contract not required to be listed on such schedule, all Intellectual Property used by it in the Business (the “PPPI Intellectual Property”). Each item of PPPI Intellectual Property will, immediately subsequent to the Closing, continue to be owned or available for use by PPPI on such terms as are identical to those pursuant to which it, immediately prior to the Closing, owns or has the right to use such item. All Owned Intellectual Property is owned free and clear of all Liens except for Permitted Liens.

(d) All Owned Intellectual Property has been developed or created by (i) employees of PPPI who developed or created such Owned Intellectual Property acting within the scope of their employment with PPPI or (ii) independent contractors who have assigned, in writing, all of their Intellectual Property and/or other rights therein to PPPI pursuant to Contracts set forth on Schedule 3.11(d).

(e) PPPI has taken reasonable security measures under the circumstances to safeguard and maintain the confidentiality and secrecy of all information and/or other materials from which PPPI derives independent economic value, actual or potential, as a result of such information and/or materials not being generally known to, or readily ascertainable through appropriate means by, Persons who might obtain economic value from the disclosure or use of such information and/or materials.

(f) There are no pending Proceedings, or written threats of Proceedings, except that PPPI makes no representation regarding Proceedings that may be pending against PPPI for which no written notice has been given to PPPI, (i) by any Person against PPPI relating to the alleged infringement, misappropriation or violation by PPPI of any Intellectual Property of any Person, or otherwise challenging the validity, use, ownership or enforceability of any Owned Intellectual Property, or (ii) asserted by PPPI against any Person relating to the alleged infringement, misappropriation or violation by any Person of the Owned Intellectual Property. To the Knowledge of PPPI, during the last three (3) years, no Person has infringed, misappropriated or otherwise violated any of PPPI’s rights in any Owned Intellectual Property.

(g) PPPI has not (i) to the Knowledge of PPPI, interfered in, infringed upon, misappropriated, violated or otherwise come into conflict with any Intellectual Property rights of any Person or (ii) received any written charge, complaint, claim or notice (including an offer to license) alleging any such interference, infringement, misappropriation or other violation.

(h) To the Knowledge of PPPI, the computer systems, including the software, hardware and networks (collectively, the “Systems”) currently used in the conduct of the Business are materially sufficient for the current needs of the Business. PPPI has arranged for back-up services adequate to meet its needs in the event the Systems or any material component thereof is rendered temporarily or permanently inoperable as a result of a natural or other disaster. Since January 31, 2013, there have been no bugs in, or failures, breakdowns, or continued substandard performance of, any such Systems that, in each case, has caused the substantial disruption or interruption in or to the use of such Systems by PPPI or the conduct of the Business in the ordinary course.

(i) Except as set forth on Schedule 3.11(i), (i) PPPI collects and uses personally identifiable information in compliance with its privacy policies displayed on its websites, (ii) PPPI currently is in material compliance with all Legal Requirements relating to privacy, security and security breach notification requirements applicable to PPPI’s websites and the operation of the Business and (iii) to PPPI’s Knowledge, PPPI has not experienced any breach of security of personally identifiable information maintained, processed or transmitted by PPPI, whether or not such security breach required notice thereof to any Person under any applicable Legal Requirement.

3.12. Financial Statements; Internal Controls.

(a) The Financial Statements attached to Schedule 3.12 (i) have been prepared based on the books and records of PPPI, PPP International and the variable interest entities described therein, (ii) present fairly in all material respects the consolidated financial position of PPPI as of the dates designated therein and the results of operations and cash flows for the periods designated therein, (iii) were prepared in accordance with GAAP subject, in the case of the unaudited financial statements, to normal recurring year end audit adjustments and the absence of footnotes and (iv) are in a form (including with respect to the reports thereon of the Target Auditor) acceptable for inclusion and/or incorporation by reference in the reports and registration statements filed by PSI with the SEC.

(b) Each Seller Company maintains accurate books and records reflecting its assets and liabilities and maintains adequate accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of PPPI in accordance with GAAP and to maintain accountability for PPPI’s consolidated assets, (iii) access to PPPI’s assets is permitted only in accordance with management’s authorization, (iv) adequate procedures are implemented to effect the collection of all accounts, notes and other receivables on a timely basis and (v) there are adequate procedures in place regarding the prevention or timely detection of unauthorized acquisition, use or disposition of PPPI’s assets.

(c) Except as set forth on Schedule 3.12, since January 1, 2010, none of PPPI or PPPI’s independent accountants or PPPI’s Board of Directors has received any oral or written notification of any (i) significant deficiency in the internal controls over financial reporting of PPPI, (ii) material weakness in the internal controls over financial reporting of PPPI or (iii) fraud, whether or not material, that involves management or other employees of PPPI who have a significant role in the financial reporting of PPPI.

3.13. Accounts Receivable. All accounts receivable of the Seller Companies, including, without limitation, all accounts receivable as shown on the Latest Balance Sheet, have arisen out of bona fide sales and deliveries of goods, performance of services and other business transactions, are valid receivables and were incurred in the ordinary course of business, subject to reserves set forth in PPPI’s books and records, which are commercially reasonable and have been determined in accordance with GAAP in accordance with past custom and practice.

3.14. Taxes. All Tax Returns with respect to the Seller and PPPI due prior to the date hereof have been timely and properly filed and all such Tax Returns have been prepared in compliance with all applicable law and are true, complete and accurate in all material respects. All Taxes of the Seller and PPPI that are due and payable (whether or not reflected on a Tax Return) on or prior to the Closing Date have been (or will be) timely paid in full on or prior to the Closing Date. As of the Closing Date, the Seller’s and PPPI’s liability for any unpaid Taxes will not exceed the reserve for unpaid Taxes then carried on their books and records. For periods (and portions thereof) ending after the Balance Sheet Date, no Taxes or Taxable income have been generated by the Seller or PPPI other than in the ordinary course of business consistent with past practice, and the and books and records of PPPI fully and properly reflect in all material respects their liabilities for all accrued Taxes. All Taxes that the Seller or PPPI are required by applicable Legal Requirements to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party have been duly withheld or collected, and have been paid over to the proper authorities to the extent due and payable and have complied with all information reporting requirements with respect thereto, including the filing of all Forms W-2 and Forms 1099. Schedule 3.14 contains a list of all audits of all Tax Returns of the Seller and PPPI, if any, for the last five (5) years and any adjustments proposed as a result of such audits have been paid, reserved against or settled. To the Knowledge of PPPI, neither the Seller nor PPPI is currently the subject of an audit or other examination relating to Taxes of the Seller or PPPI by the Tax authorities of any nation, state or locality nor has the Seller or PPPI received any written notices from any taxing authority that such an audit or examination is pending. Neither the Seller nor PPPI has received written notice of any liability in respect of Taxes payable by the Seller or PPPI and is not presently contesting any Tax liability of the Seller or PPPI before any court, tribunal or agency. Neither the Seller nor PPPI has been notified in writing by any Taxing authority that any issues have been raised with respect to any Tax Return that have not been resolved. No Tax liens have been filed against the interests or assets of the Seller or assets of PPPI. Neither the Seller nor PPPI has waived any statute of limitations in respect of Taxes and is not the beneficiary of any extension of time within which to file any Tax Return. Neither the Seller nor PPPI has received written notice from any state, local or foreign taxing jurisdiction that it may be subject to Tax in a jurisdiction in which the Seller or PPPI, respectively, is not currently filing Tax Returns. There are no outstanding (i) powers of attorney granted by the Seller or PPPI concerning any Tax matter or (ii) agreements entered into with any Taxing authority that would have a continuing effect on the Seller or PPPI after the Closing Date. Neither the Seller nor PPPI will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any “closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local or foreign law) executed by PPPI on or prior to the Closing Date. Neither the Seller nor PPPI has distributed stock of another entity, nor has the Seller or PPPI had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361. Neither the Seller nor PPPI has consummated, has participated in or is currently participating in any transaction that was or is a “Tax shelter” transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code or applicable Treasury Regulations. Neither the Seller nor PPPI has entered into any reportable transaction as defined in Section 1.6011-4(b) of the Treasury Regulations. Neither the Seller nor PPPI have any liability for the Taxes of any other Person other than the Seller or PPPI under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise. Neither the Seller nor PPPI is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (other than by any agreement the principal subject of which is not Taxes). The Seller and PPPI have disclosed on each of their respective federal income Tax Returns all positions taken in such Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Tax Code. Prior to the Reorganization, PPPI had been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since January 1, 1993 for federal income Tax purposes, as well as for state and local income Tax purposes in which PPPI is required to file state and local income Tax Returns. In connection with the Reorganization, PPPI made a valid election to be treated as a “qualified subchapter S subsidiary” and will be a “qualified subchapter S subsidiary” after the Reorganization up to and including the Closing Date. The Seller has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since its formation for federal income Tax purposes as well as for state and local income Tax purposes in which the Seller is required to file state and local income Tax Returns and will be up to the Closing Date. Neither the Seller nor PPPI owns any interest in an entity, or is party to any arrangement, that is treated as a partnership for U.S. federal income tax purposes. Neither the Seller nor PPPI shall be liable for any Tax under Code Section 1374 in connection with the deemed sale of the Seller’s assets caused by Seller selling the PPPI Stock. Neither the Seller nor PPPI has, during the recognition period described in Code Section 1374(d)(7), (A) acquired assets from another corporation in a transaction in which the Seller’s or PPPI’s tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any subchapter C corporation which, after such purchase, became a qualified subchapter S subsidiary.

3.15. Material Contracts.

(a) Schedule 3.15 sets forth as of the date hereof a listing of each of the following Contracts to which PPPI is a party or by which PPPI or any of its assets is bound (such contracts disclosed or required to be disclosed, the “Material Contracts”):

(i) for the purchase of materials, supplies, goods, services, equipment or other assets and that involves or would reasonably be expected to involve (A) annual payments by PPPI of $100,000 or more or (B) aggregate payments by PPPI of $250,000 or more;

(ii) (A) for the sale by PPPI of materials, supplies, goods, services, equipment or other assets for consideration in excess of $250,000 or (B) pursuant to which PPPI received payments of more than $250,000 in the year ended December 31, 2013 or expects to receive payments of more than $250,000 in the year ending December 31, 2014;

(iii) that requires PPPI to purchase, or pursuant to which PPPI purchases, its total requirements of any product or service from a third party or that contains “take or pay” provisions, or that requires any customer of PPPI to purchase its total requirements of any product or service from PPPI or that contains “take or pay” provisions;

(iv) that (A) continues over a period of more than twelve (12) months from the date hereof (other than purchase orders issued to or by PPPI in the ordinary course of business (and related terms and conditions) which provide for the payment or receipt of less than $50,000) or (B) involves payments to or by PPPI exceeding $250,000, other than arrangements disclosed pursuant to the preceding subsections (i) and (ii);

(v) that is an employment, independent contractor, consulting, termination or severance Contract, other than any such Contract that is terminable at-will by PPPI without liability to PPPI;

(vi) that is a partnership, joint venture or similar Contract;

(vii) that is a distribution, dealer, representative or sales agency Contract;

(viii) that is a (A) Contract for the lease of real property or (B) Contract for the lease of personal property, in either case which provides for payments to or by PPPI in any one case of $100,000 or more annually or $250,000 or more over the term of the lease;

(ix) for the purchase or sale of real property and calling for expenditures by PPPI in excess of $250,000;

(x) that provides for the indemnification by PPPI of any Person, the undertaking by PPPI to be responsible for consequential damages or the assumption by PPPI of any Tax, environmental or other liability (other than purchase orders issued to or by PPPI in the ordinary course of business (and related terms and conditions) which provide for the payment or receipt of less than $50,000);

(xi) with any Governmental Body;

(xii) that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(xiii) for any capital expenditure or leasehold improvement in any one case in excess of $250,000 or in the aggregate greater than $1,000,000;

(xiv) that provides for PPPI to make a capital contribution to, or other investment in, any Person other than PPPI;

(xv) that restricts or purports to restrict the right of PPPI to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person;

(xvi) that obligates PPPI to conduct business on an exclusive basis with any Person;

(xvii) that is a license, sublicense or other Contract pursuant to which PPPI authorizes a third party to use, practice any rights under or grant sublicenses with respect to, any Intellectual Property owned or licensed by PPPI;

(xviii) that is a license, sublicense or other Contract pursuant to which a third party authorizes PPPI to use, practice any rights under or grant sublicenses with respect to any Intellectual Property owned by such third party;

(xix) that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

(xx) that is a collective bargaining Contract or other Contract with any labor organization, union or association (including works council Contracts or other labor union or employee representative Contract applicable to persons employed by PPPI); and

(xxi) that is otherwise material to PPPI as a whole and not previously disclosed pursuant to this Section 3.15(a).

(b) A true, correct and complete copy of each of the Material Contracts, and all amendments thereto, have been provided to PSI. Each Material Contract is legal, valid, binding, enforceable and in full force and effect against PPPI and, to the Knowledge of PPPI, the other parties thereto. Neither PPPI nor, to the Knowledge of PPPI, any other Person who is a party to any Material Contract is in material breach or material default under the terms of any Material Contract (with or without the lapse of time, or the giving of notice, or both) (except that, notwithstanding the foregoing, all representations and warranties regarding compliance with Environmental Laws shall be governed solely by Section 3.19, below). PPPI has not sent or received any written notice of breach, default, termination or cure with respect to any Material Contract or any condition that, with the lapse of time or the giving of notice, would cause a breach of or default under any Material Contract, in each case that is not currently resolved. To the Knowledge of PPPI, no event or circumstance has occurred that, with or without the lapse of time, or the giving of notice, or both, would constitute an event of default under any Material Contract or result in a termination of any Material Contract.

3.16. Personnel Matters; Labor Practices.

(a) Schedule 3.16(a) sets forth a true, correct and complete list of all officers and employees of PPPI as of March 26, 2014, including those individuals on leave of absence or layoff status or temporary military recall, by: name, job titles, date of employment, exempt or non-exempt status, and rates of salary, wages or commissions. Schedule 3.16(a) also sets forth a true, correct and complete list of all those individuals engaged as independent contractors of PPPI as of March 26, 2014, including name, purpose of the engagement, term of engagement, and payment terms. Except as set forth on Schedule 3.16(a), during the six (6) month period prior to the Closing Date, no employee was terminated or voluntarily resigned from employment with PPPI. No employee whose annual base compensation in 2013 was in excess of $50,000 has notified PPPI in writing of his or her intention to resign or retire.

(b) Except for those disclosed on Schedule 3.16(b), PPPI has not entered into any Contract with any employee entitling such Person to a bonus, severance, employee benefits, or other payment or benefit upon the consummation of the transactions contemplated hereby.

(c) Except as provided in Schedule 3.16(c), to the Knowledge of PPPI, PPPI is in compliance in all material respects with all applicable Legal Requirements relating to the employment of labor including hiring, discipline, promotion, compensation, benefits, wages, hours, classification, time off, equal opportunity, collective bargaining, safety, discrimination, harassment, retaliation, immigration, termination, and the payment and/or withholding of social security and Taxes. Except as provided in Schedule 3.16(c), to the Knowledge of PPPI, there are no pending or threatened actions, suits, proceedings, hearings, charges, claims, complaints or demands by any past or present employee, intern, independent contractor or applicant for employment regarding wrongful discharge, employment discrimination or harassment, misclassification, retaliation, payment of wages, deduction from wages, overtime payments, hours worked, violation of contract (whether written or oral, express or implied), tortious conduct by PPPI or denial of rights afforded under applicable Legal Requirements. Except as provided in Schedule 3.16(c), in the three (3) years prior to the Closing Date, there have been no actions, suits, proceedings, hearings, investigations, charges, claims, complaints or demands against PPPI before any Governmental Body regarding the Fair Labor Standards Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Older Workers Benefit Act, the Occupational Safety and Health Act, the National Labor Relations Act, the Uniformed Services Employment and Reemployment Rights Act, or the Worker Adjustment and

Retraining Notification Act, each as amended, any similar federal, state or local Legal Requirement concerning employment or wages, or any public policy or common law of any state relating to employment or personal injury, including but not limited to claims for wrongful discharge, defamation, invasion of privacy, infliction of emotional distress, negligence, or interference with contract. Except as provided in Schedule 3.16(c), PPPI is not bound by any Governmental Body order, ruling, consent decree, abatement plan, or decision of any kind respecting employment or compensation of any past or present employees.

(d) PPPI is not a party to any Contract with any union, trade union, labor organization, employee group or other entity regarding the terms or conditions of employment of employees of PPPI, including, but not limited to, any collective bargaining agreements or agreements or side letter agreements with any labor union or organization. During the three (3) year period immediately preceding the date hereof, there have been no, and to the Knowledge of PPPI, there are no threatened or pending, representation campaigns, elections, strikes, slowdowns, work stoppages, lockouts, grievances, collective bargaining disputes or claims of unfair labor practices involving any employee of PPPI. PPPI has not committed, nor has it been held by any Governmental Body to have committed, any unfair labor practice. To the Knowledge of PPPI, no organizational effort has been threatened and no organizational effort is presently being made, by or on behalf of any labor union with respect to PPPI’s employees.

3.17. Benefit Plans.

(a) Schedule 3.17(a) sets forth a true, correct and complete list of each Pension Plan, each Welfare Plan (including all self-insured plans) and each Benefit Arrangement (each, a “Plan” and, collectively, the “Plans”). A description of any unwritten Plan, including a description of any material terms thereof, is set forth on Schedule 3.17(a). PPPI has no commitment to create any additional Plan, to modify or change any existing Plan, or to terminate any existing Plan that would affect any current or former employee of PPPI. Each Plan may be amended, terminated, modified or otherwise revised by PSI, on and after the Closing, without further liability to PSI.

(b) Except as set forth on Schedule 3.17(b), each Plan (i) has been in and currently complies in all material respects in form and in operation, with all applicable requirements of ERISA, the Code and any other applicable Legal Requirements, and has been operated in accordance with its terms; (ii) has been and is operated and funded in such a manner as to qualify, where appropriate, for both federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto; and (iii) that is intended to be qualified under Section 401(a) of the Code has received a determination from the IRS that such Plan is so qualified, and nothing has occurred since the date of such determination that would cause such determination letter to become unreliable.

(c) There are no actions, suits, investigations or claims pending or, to the Knowledge of PPPI, threatened with respect to any Plan, or the assets thereof (other than routine claims for benefits).

(d) PPPI has or will have made to each Plan, prior to the Closing Date, all contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due within the time periods prescribed by ERISA and the Code, and all contributions and premium payments for any period ending on or before the Closing Date that are not yet due have been made to each Plan or accrued in accordance with past custom and practice of PPPI on the Final Working Capital Statement.

(e) PPPI has made available to PSI (i) true and complete copies of each Plan (including all amendments thereto), (ii) all trust agreements, insurance contracts or any other funding instruments related to the Plans, (iii) the most recent actuarial and financial reports and the annual reports filed with any Governmental Body with respect to the Plans during the most recent three (3) years, (iv) the Form 5500 Annual Report (or evidence of any applicable exemption) for the three (3) most recent plan years to the extent such forms are required for any Plan, (v) the most recent summary plan description and any summary of material modifications thereto which relates to any Plan, and (vi) copies of the most recent and any other material determination letter, ruling or notice issued by any Governmental Body with respect to each Plan that remains in effect.

(f) Neither PPPI nor any ERISA Affiliate has at any time maintained, sponsored, participated in or contributed to, or has any liability with respect to, any “employee benefit plan” (as described in Section 3(3) of ERISA) which is (i) a “multiemployer plan” (as defined in Section 3(37) or 4001 of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iv) subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(g) Except as set forth on Schedule 3.17(g) and except as would not reasonably be expected to result in a material liability to PPPI, no Person has: (i) entered into any nonexempt “prohibited transaction,” as such term is defined in ERISA and the Code, with respect to any Plan; (ii) breached a fiduciary obligation under Title I of ERISA with respect to any Plan; or (iii) otherwise has any liability for any failure to act or comply in connection with the administration or investment of the assets of any Plan.

(h) Except as set forth on Schedule 3.17(h), no Plan provides medical, health, life insurance or other welfare-type benefits to retirees or former employees or individuals who terminate (or have terminated) employment with any of PPPI or any ERISA Affiliate, or the spouses and dependents of any of the foregoing (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or applicable similar state law).

(i) Except as set forth on Schedule 3.17(i), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event, (i) entitle any Person currently or formerly providing services to PPPI to severance pay or any other payment or form of compensation or benefit upon termination of services, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any such current or former service provider, (iii) directly or indirectly cause PPPI to transfer or set aside any assets to fund any material benefits under any Plan, (iv) otherwise give rise to any material liability under any Plan. No Plan or any other agreement, program, policy or other arrangement by or to which either PPPI or any ERISA Affiliate, are bound or are otherwise liable, by its terms or in effect, could reasonably be expected to require any payment or transfer of money, property or other consideration on account of or in connection with the transactions contemplated by this Agreement or any subsequent termination of employment which payment could constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(j) PPPI has, for purposes of each relevant Plan, correctly classified those individuals performing services for PPPI as common law employees, leased employees, independent contractors or agents of PPPI.

(k) There is no Plan, employment agreement or other agreement or arrangement in which an employee, agent or independent contractor is or would be subject to tax on compensation payable thereunder pursuant to Code Section 409A. Further, PPPI has no Plan, contract, agreement or other arrangement to pay or “gross-up” an employee, agent or independent contractor in the event a Code Section 409A additional tax is imposed on such person.

3.18. Events Since Balance Sheet Date. Since the Balance Sheet Date, no Seller Company has experienced any Material Adverse Effect. Since the Balance Sheet Date, no Seller Company has:

(a) Except for the Excluded Assets which PPPI may cause to be transferred to the Seller or the Shareholders or their assignees on or prior to the Closing, sold, transferred, leased or otherwise disposed of, or agreed to sell, transfer, lease or otherwise dispose of, any material assets or properties of PPPI other than in the ordinary course of business;

(b) Except for merit, cost-of-living and promotional increases to employees in the ordinary course of business consistent with past practices of the Seller Companies, made or agreed to make any change in the rate of compensation, commission, bonus or other remuneration payable to, or granted any severance or termination pay to, or increased benefits payable under any existing severance or termination pay policies to, or entered into or modified any employment agreements with, any employees, officers or directors of any Seller Company;

(c) Made or granted any increase in, or amended or terminated, any existing Plan or adopted any new Plan;

(d) Except in connection with the Reorganization, purchased, redeemed or otherwise acquired or retired for value any capital stock or other equity interests of any Seller Company or engaged in any recapitalization, issuance or other transaction involving the capital stock or other equity interests of any Seller Company;

(e) Except in connection with the Reorganization, authorized or issued any capital stock, membership interests or securities convertible into capital stock or other equity interests of any Seller Company, including options, warrants, convertible debt or other rights to acquire capital stock or other equity interests of any Seller Company;

(f) Except in connection with the Reorganization, amended the Organizational Documents of any Seller Company;

(g) Made any change in accounting methods or practices, or Tax reporting principles, other than changes required by changes in GAAP or the Code;

(h) Made any change to any pricing policies or payment or credit practices, other than pricing changes in the ordinary course of business;

(i) Changed or rescinded any material election relating to Taxes, filed any amended Tax Return, entered into any closing agreement or settled any Tax audit or proceeding relating to the Seller and PPPI, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Seller and PPPI or settled or compromised any material Tax liability;

(j) Except in connection with the Reorganization, formed any Subsidiary or entered into any partnership, joint venture or similar relationship in which an equity interest of another Person was acquired by any Seller Company;

(k) Acquired any business enterprise whether via stock purchase, asset purchase or otherwise;

(l) Made any capital expenditures or commitments therefor such that the aggregate outstanding amount of unpaid obligations and commitments with respect thereto shall comprise in excess of $250,000 on the date hereof; or

(m) Except in connection with the Reorganization, entered into any Contract to do any of the foregoing.

3.19. Compliance with Environmental Laws. Except as disclosed on Schedule 3.19, (i) there exists no material pending or, to the Knowledge of PPPI, threatened Environmental Claim against PPPI under Environmental Law for any Hazardous Substances which have been generated, treated, stored, handled or removed from or disposed of on the Leased Real Estate; (ii) to the Knowledge of PPPI, no Hazardous Substances have migrated onto such Leased Real Estate from any adjacent property or have migrated, emanated or originated from such Leased Real Estate onto any other property; and (iii) to the Knowledge of PPPI, PPPI has obtained all material Governmental Authorizations for the operation of the Business and the use of the Leased Real Estate by PPPI, as required by any applicable Environmental Law, except where the lack of such Governmental Authorization would not be reasonably expected to lead to an Environmental Claim.

3.20. Insurance. Schedule 3.20 sets forth a true, correct and complete list of all insurance and bonds currently maintained by each Seller Company with respect to the Business, assets, directors, employees or operations of, each Seller Company and any self-insurance arrangement by each Seller Company (the “Insurance Policies”). Schedule 3.20 includes for each Insurance Policy the type of policy, form of coverage, policy number, name of insurer and its expiration date. Each Insurance Policy is in full force and effect, and no Seller Company has received written notice of any cancellation or threat of cancellation of any Insurance Policy. Schedule 3.20 also sets forth a list of all pending claims and the claims history for each Seller Company for the past five (5) years with respect to the Insurance Policies. The Insurance Policies are sufficient for compliance with all Legal Requirements and Contracts to which each Seller Company is a party or by which it is bound. There exists no default or event that, with the giving of notice or lapse of time or both, would constitute a default under any Insurance Policy or entitle any insurer to terminate or cancel any Insurance Policy.

3.21. Compliance with Legal Requirements; Governmental Authorizations. Except as set forth on Schedule 3.21(a), PPPI is, and has been since January 1, 2009, in compliance in all material respects with all Legal Requirements applicable to PPPI. Except as set forth on Schedule 3.21(a), since January 1, 2009, no Seller Company has (i) received any written notice from any Governmental Body with respect to any alleged violation by such Seller Company of any applicable Legal Requirements or (ii) entered into or been subject to any Order with respect to the business of such Seller Company or any of their respective properties or assets, or received any written request for information, notice, demand letter, inquiry, complaint or claim from any Governmental Body with respect to the foregoing. Schedule 3.21(b) sets forth a true, correct and complete list of all Governmental Authorizations from or of all Governmental Bodies required under applicable Legal Requirements in connection with the conduct of the Business. PPPI holds all Governmental Authorizations required by all Legal Requirements applicable to PPPI for the operation of the Business. All Governmental Authorizations issued to PPPI are in full force and effect and PPPI is, and has been since January 1, 2009, in compliance in all material respects with such Governmental Authorizations. Since January 1, 2009, no Seller Company has received any written or, to the Knowledge of PPPI, verbal notice regarding any actual or alleged failure to comply with any such Governmental Authorization and no action, suit, proceeding or investigation is pending or, to the Knowledge of PPPI, threatened to revoke, suspend deny, terminate, cancel, withdraw or limit any such Governmental Authorization. To the Knowledge of PPPI, no event has occurred and no circumstance exists that, with or without the passage of time or the giving of notice, would reasonably be expected to result in a violation of, conflict with, failure on the part of PPPI to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any such Governmental Authorization.

3.22. Anti-Corruption Laws.

(a) No Seller Company, nor, to the Knowledge of PPPI, any of their respective employees (in each case, acting in their capacities as such) has, in the past five (5) years, directly or indirectly through its representatives or any Person authorized to act on its behalf, (i) violated any applicable Anti-corruption Laws or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, gifted, promised to give, or authorized the giving of anything of value, to any Government Official or to any other Person: (A) for the purpose of (1) corruptly or illegally influencing any act or decision of any Government Official in his official capacity; (2) inducing any Government Official to do or omit to do any act in violation of their lawful duties; (3) securing any illegal advantage; or (4) inducing any Government Official to use his respective influence with a Governmental Body to affect any act or decision of such Governmental Body in order to, in the case of each of clause (1), (2), (3) or (4) assist any Seller Company in obtaining or retaining business for or with, or directing business to, any Seller Company; or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.

(b) (i) there have been no false or fictitious entries made in the books and records of any Seller Company relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal payment, and (ii) no Seller Company has established or maintained a secret or unrecorded fund.

(c) No Seller Company or, to the Knowledge of PPPI, any of their respective employees (acting in their capacities as such) has been convicted of violating any Anti-corruption Laws or, to the Knowledge of PPPI, subjected to any investigation or proceeding by a Governmental Body for, in each case, potential corruption, fraud or violation of any applicable Anti-corruption Laws.

3.23. No Undisclosed Liabilities. To the Knowledge of PPPI, PPPI does not have any liabilities or obligations of any kind whatsoever, whether fixed or contingent, other than (a) liabilities or obligations that are accrued or reserved against in the Latest Balance Sheet or disclosed in any notes thereto, (b) liabilities or obligations that have been incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date, (c) executory obligations to be performed after Closing arising under any Contracts or (d) liabilities or obligations that would not reasonably be expected to be material, individually or in the aggregate, to the Business, operations, assets, prospects or financial condition of PPPI.

3.24. Inventory. All inventory of the Seller Companies, including, without limitation, all inventory of PPPI shown on the Latest Balance Sheet and all inventory of PPPI thereafter created or acquired by PPPI prior to the Closing Date, has been created or acquired in the ordinary course of business, subject to the reserves set forth on PPPI’s books and records. The inventory disposed of subsequent to Balance Sheet Date has been disposed of only in the ordinary course of business.

3.25. Product Warranty. Except as set forth on Schedule 3.25, to the Knowledge of PPPI, each product or service sold, leased or delivered by PPPI since January 1, 2011 is and has been sold, leased or delivered in conformity in all material respects with all applicable contractual warranties. Except as set forth on Schedule 3.25, there are no, and since January 1, 2011 there have been no, claims pending or, to the Knowledge of PPPI, threatened against PPPI with respect to any product warranty of PPPI that covers products manufactured by PPPI, since January 1, 2011.

3.26. Product Liability. Schedule 3.26 sets forth a true, correct and complete list and summary description of all pending or, to the Knowledge of PPPI, threatened claims arising from or alleged to arise from any injury to person or property as a result of the ownership, possession or use of any product manufactured, distributed or sold by PPPI since January 1, 2011.

3.27. Customers and Suppliers.

(a) Schedule 3.27(a) contains a true, correct and complete list of the top ten (10) currently active customers of the Seller Companies determined on a consolidated basis, as measured by total revenue to the Seller Companies for the calendar year ended December 31, 2013 (each such customer, a “Top Customer”). No Seller Company has received written notice, nor does PPPI have Knowledge, that any Top Customer intends to cancel, or otherwise materially and adversely modify its relationship with any Seller Company (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise.

(b) Schedule 3.27(b) contains a true, correct and complete list of the top ten (10) suppliers of the Seller Companies determined on a consolidated basis, as measured by total dollar volume of purchases by the Seller Companies for the calendar year ended December 31, 2013 and any other Sole Source Supplier (each such supplier, a “Top Supplier”). No Seller Company has received written notice, nor does PPPI have Knowledge, that any Top Supplier intends to cancel, or otherwise materially and adversely modify its relationship with any Seller Company (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise.

3.28. Accounts; Safe Deposit Boxes. Schedule 3.28 contains a true, correct and complete list of all bank and savings accounts and safe deposit boxes of PPPI and all persons authorized to sign thereon.

3.29. Brokers; Agents. No Seller Company and neither Shareholder has dealt with any agent, finder, broker or other representative in any manner which could result in PSI being liable for any fee or commission in the nature of a finder’s fee or originator’s fee in connection with the subject matter of this Agreement.

3.30. Affiliate Transactions. No Shareholder or any Affiliate of either Shareholder, and no officer or director of any Seller Company, is party to or bound by any Contract between such Person, on the one hand, and PPPI, on the other hand. No Shareholder nor any Affiliate of either Shareholder, or any officer or director of any Seller Company has any material interest in any material property or assets owned or leased by PPPI or used by PPPI in connection with the Business.

3.31. Investor Status; Access to Information.

(a) Each of the Seller and each Shareholder is (i) an “accredited investor,” as defined in Rule 501(a) of Regulation D under the Securities Act and (ii) is acquiring the PSI Shares for its own account for investment purposes, and not with a view to, or for resale in connection with, any distribution thereof other than in compliance with the Securities Act and other applicable securities laws. Each of the Seller and each Shareholder has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits, risks and other considerations relating to the acquisition and ownership of the PSI Shares. Each of the Seller and each Shareholder has made its own legal, tax, accounting and financial evaluation of the merits, risks and other considerations relating to the acquisition and ownership of the PSI Shares and each of the Seller and each Shareholder is able to bear the risks associated with the acquisition and ownership of the PSI Shares.

(b) Each of the Seller and each Shareholder has been provided an opportunity to ask questions of, and has received answers satisfactory from, PSI and its representatives regarding the PSI Shares, and has obtained a copy of all information from PSI and its representatives that the Seller and each such Shareholder deems necessary with respect to the PSI Shares. Each of the Seller and each Shareholder acknowledges that the PSI Shares have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

(c) The representations and warranties of the Seller and the Shareholders contained in this Section 3.31 shall not, in any way, limit the representations and warranties of PSI made pursuant to Article IV, below.

3.32. DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III AS QUALIFIED BY THE DISCLOSURE SCHEDULE, NONE OF THE SELLER COMPANIES OR ANY SHAREHOLDER, NOR ANY AFFILIATE OF THE SELLER COMPANIES OR ANY SHAREHOLDER, NOR ANY OTHER PERSON, INCLUDING ANY REPRESENTATIVE OF THE SELLER COMPANIES, OR ANY SHAREHOLDER, ON BEHALF OF THE SELLER COMPANIES OR ANY SHAREHOLDER MAKES ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO (A) THE SELLER COMPANIES OR THE SHAREHOLDERS OR THEIR RESPECTIVE AFFILIATES, (B) THE BUSINESS OR THE OPERATIONS, ASSETS, PROSPECTS OR FINANCIAL CONDITION OF ANY SELLER COMPANY (C) THE INCOME POTENTIALLY TO BE DERIVED FROM THE BUSINESS OF ANY SELLER COMPANY OR THE VALUE OF THE BUSINESS OF ANY SELLER COMPANY, (D) THE PPPI STOCK, (E) THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY ANCILLARY AGREEMENT OR (F) ANY OTHER MATTER WHATSOEVER.

ARTICLE IV

Warranties and Representations of PSI

PSI hereby warrants and represents to the Seller and the Shareholders, which warranties and representations shall survive the Closing, that the following statements are true and correct as the date hereof:

4.1. Authority. PSI is a corporation validly existing and in good standing under the laws of the State of Delaware. PSI has the organizational power and authority to own or lease its properties and assets and to carry on all business activities currently conducted by it. PSI has the organizational power and authority to enter into this Agreement and the Ancillary Agreements to be signed by it and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which PSI is a party, the performance by PSI of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby or thereby by PSI (to the extent a party thereto) have been duly and validly authorized by all necessary organizational action on the part of PSI, and the execution, delivery and performance by PSI of this Agreement and each Ancillary Agreement to which PSI is a party does not require any further authorization or consent of PSI. This Agreement has been, and each Ancillary Agreement to be signed by PSI will be, duly and validly executed and delivered by an authorized representative of PSI and this Agreement and such Ancillary Agreements are and shall constitute valid and legally binding obligations of PSI (to the extent a party thereto) enforceable against PSI (to the extent a party thereto) in accordance with their respective terms, subject in each case to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a Proceeding in equity or an action at law).

4.2. No Conflict. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements by PSI (to the extent a party thereto) nor the consummation or performance of any of the transactions contemplated hereunder or thereunder by PSI will (a) contravene, conflict with, or result in a violation of or default under any provision of the Organizational Documents of PSI; (b) contravene, conflict with, or result in a violation of or default under any Legal Requirement or any Order to which PSI is subject or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Legal Requirement or Order; or (c) violate or conflict with, result in a default or an event of default under, or give any Person the right to exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which PSI is a party, by which PSI or its assets is bound, or of which PSI is a beneficiary. No action, consent, approval, order or authorization of, or registration, declaration or filing by PSI with any Governmental Body is required to be obtained or made in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by PSI, or the consummation by PSI of any of the transactions contemplated hereby or thereby.

4.3. Proceedings. There is no Proceeding pending or, to the knowledge of PSI, threatened against PSI which questions the validity of this Agreement or the ability of PSI to consummate the transactions contemplated hereby and under the Ancillary Agreements.

4.4. Diligence. PSI has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the PPPI Stock. PSI confirms that it has conducted such investigations of the Seller Companies and their businesses as it deems necessary in connection with the execution of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. In connection with such investigation, PSI and its Representatives may have received from or on behalf of the Seller Companies certain estimates, budgets, forecasts, plans and financial projections (“Forward-Looking Statements”), and PSI hereby acknowledges that (i) there are uncertainties inherent in making Forward-Looking Statements and (ii) it is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements so furnished to it and its Representatives (including the reasonableness of the assumptions underlying such Forward-Looking Statements where such assumptions are explicitly disclosed). PSI further acknowledges that neither PPPI, any Seller Company nor any other Person has made or is making any representation or warranty with respect to any Forward-Looking Statements.

4.5. PSI Shares. The PSI Shares, when delivered to the Shareholders in accordance with the terms of this Agreement, will (a) be duly authorized, validly issued, fully paid and nonassessable, (b) convey to the Shareholders good and valid title to the PSI Shares, free and clear of any and all Liens (except for restrictions on transfer under applicable Legal Requirements (including securities laws)) and (c) not be issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights. Assuming the accuracy of the representations provided by each Shareholder pursuant to clauses (i) and (ii) of Section 3.31(a), the offer, issuance, sale and delivery of the PSI Shares pursuant to the terms of this Agreement will be (x) in compliance with all applicable state and federal securities laws, (y) exempt from the registration requirements under the Securities Act and (z) exempt from all applicable state securities law registration and qualification requirements.

4.6. Brokers; Agents. PSI has not dealt with any agent, finder, broker or other representative in any manner which could result in the Seller, PPPI or the Shareholders being liable for any fee or commission in the nature of a finder’s or originator’s fee in connection with the subject matter of this Agreement.

4.7. SEC Reports; Financial Statements.

(a) Since January 1, 2013 through the date of this Agreement, PSI has timely filed all reports, schedules, forms, registration statements and other documents required to be filed by it with the SEC pursuant to the requirements of the Exchange Act (all of the foregoing, together with any other reports, schedules, forms, registration statements and other documents filed by PSI with the SEC since January 1, 2013 and prior to the date of this Agreement (including in each case all exhibits included therewith and financial statements and schedules thereto and documents incorporated by reference therein) being referred to herein as the “SEC Documents” and PSI’s balance sheet as of December 31, 2013, as included in PSI’s annual report on Form 10-K for the period then ended, as filed with the SEC on February 28, 2014, being referred to herein as the “PSI Balance Sheet”). As of its respective date and, except to the extent that any SEC Document(s) has been revised, updated or superseded by a later filed SEC Document, as of the date of this

Agreement, each SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document. None of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. PSI has not received any written comments from the SEC staff with respect to the SEC Documents that have not been resolved to the satisfaction of the SEC staff.

(b) As of their respective dates, the consolidated audited financial statements of PSI and its Subsidiaries included in the SEC Documents, including the notes thereto, and the PSI Balance Sheet, complied as to form in all material respects with applicable accounting requirements and the securities laws with respect thereto. Such consolidated audited financial statements and the PSI Balance Sheet have been prepared in accordance with GAAP, consistently applied, during the periods involved (except as may be otherwise indicated in such financial statements or the notes thereto) and fairly present in all material respects the financial position of PSI and its Subsidiaries as of the dates thereof and the results of its or their operations and cash flows, as applicable, for the periods then ended.

ARTICLE V

Disclosure Schedule

5.1. Disclosure Schedule. The schedules and information set forth in the Disclosure Schedule refer to the section or paragraph of this Agreement to which such schedule and information is responsive and each other section and/or paragraph in which the applicability thereof is reasonably apparent on its face. All capitalized terms used in the Disclosure Schedule and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement. The Disclosure Schedule shall not vary, change or alter the literal meaning of the representations and warranties contained in this Agreement, other than creating exceptions thereto which are responsive to the language of the warranties and representations contained in this Agreement.

ARTICLE VI

Covenants

6.1. Cooperation. PSI and the Shareholders shall cooperate with each other and shall cause their respective Representatives to cooperate with each other after the Closing to ensure the orderly transition of the ownership of PPPI and control of its business to PSI and to minimize any disruption to the business of PPPI that might result from the transactions contemplated hereby.

6.2. Records/Personnel.

(a) PSI will retain (or cause PPPI to retain) the Records delivered to it by PPPI or its Affiliates or Representatives in accordance with its internal records retention policy and applicable Legal Requirements. Following the Closing and upon reasonable notice and request by any Shareholder and upon execution of a customary confidentiality agreement, PSI, during normal business hours, shall permit any Representative of the Shareholders to examine, copy and make extracts from all Records, all without cost, surcharge or expense to the Shareholders other than reasonable copy charges, to the extent reasonably required in connection with any Tax matters to which such access is reasonably relevant; provided, that neither Shareholder, nor any Representative of such Shareholder, shall be permitted to examine, copy or make extracts from any Records in the event that such Shareholder is involved with a business that is, or could reasonably be expected to be, competitive with PPPI.

(b) For a period of three (3) years following the Closing, PSI shall, at the sole cost and expense of the Shareholders, make employees of PPPI available to the Shareholders and their Representatives at such employee’s normal business location and during such employee’s normal business hours to provide the Shareholders with reasonable assistance in connection with the following, so long as such assistance is not unreasonably disruptive of PPPI:

(i) Responding to inquiries from or audits by or required by any Governmental Body or assisting in connection with any Legal Requirement, including preparation of responses and other required documents;

(ii) Providing support and information in connection with any accounting requirements or preparing appropriate financial statements including the Final Working Capital Statement and Final Excluded Liabilities Statement;

(iii) Providing support and information necessary for preparing Tax Returns for periods prior to and including the years ending on or prior to the Closing Date;

(iv) Providing support and information to respond to any Tax inquiries, audits or other Proceedings for any period or partial period prior to the Closing Date; and

(v) Providing other assistance of a similar nature as may be reasonably required by a Shareholder or the Seller Representative.

6.3. Publicity. Following the Closing, (a) nothing contained herein shall prohibit or otherwise restrict PSI from issuing any public release or announcement with respect to the business and affairs of PPPI, including any release or announcement required by applicable Legal Requirements (including the requirements of any applicable stock exchange rules) and (b) neither the Seller nor any Shareholder shall issue or cause to be issued any report, statement or press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior written consent of PSI.

6.4. Execution of Additional Documents. From time to time after the Closing, as and when requested by a party hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments, and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

6.5. Officer and Director Indemnification. PSI and PPPI shall, for a period of six (6) years after the Closing Date, unless otherwise required by applicable Legal Requirements, jointly and severally indemnify and hold harmless against all losses, claims, damages, expenses or liabilities, and provide advancement of expenses in advance of the final disposition of any such claim or proceeding to, all past and present directors, officers and employees of PPPI (in all their capacities as such) to the fullest extent permitted by Legal Requirements for acts or omissions occurring at or prior to the Closing Date; provided, that in the event any claim is asserted or made within such six (6) year period, all rights hereunder in respect of such claim shall continue until disposition thereof. The parties acknowledge and agree that if any PSI Indemnified Party is entitled to indemnification under Article VII hereunder with respect to the act, omission, claim, event or other Proceeding resulting in indemnification (or advancement of expenses) obligations of PSI and PPPI under this Section 6.5, the costs and expenses incurred by PSI and PPPI in providing such indemnification (or advancement of expenses) shall be included within the Losses for which the PSI Indemnified Party is entitled to indemnification under Article VII. PSI shall further cause PPPI to maintain for a period of six (6) years from the Closing Date the current policy of officer and director’s liability insurance maintained by PPPI (provided that PSI may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are, in the aggregate, no less advantageous to the insured than the current policies maintained by PPPI) with respect to claims arising from facts or events that occurred prior to the Closing Date.

6.6. Issuance of PSI Shares.

(a) No later than the earlier of March 31, 2015 and thirty (30) calendar days following PSI’s filing with the Securities and Exchange Commission of its Annual Report on Form 10-K for the year ended December 31, 2014, PSI shall deliver to the Seller Representative a statement (the “Calculation Statement”) setting forth PSI’s calculation of the PPPI EBITDA and the number of PSI Shares to be issued to the Seller (or the Shareholders, if designated by the Seller) in accordance with the formula set forth in Section 6.6(b), below. During the thirty (30) calendar period following delivery of the Calculation Statement, PSI shall promptly furnish to the Seller Representative such financial, operating and other data and information related to the preparation of the Calculation Statement and the calculation of the PPPI EBITDA and the number of PSI Shares to be issued to the Seller (or the Shareholders, if designated by the Seller) as the Seller Representative may reasonably request. Within thirty (30) calendar days after receipt of the Calculation Statement from PSI, the Seller Representative must notify PSI of any objections to PSI’s calculation of the PPPI EBITDA and the number of PSI Shares to be issued to the Seller (or the Shareholders, if designated by the Seller) and the basis for such disagreements. If the Seller Representative does not notify PSI within such thirty (30) calendar day period that the Seller Representative has any objections to the Calculation Statement or PSI’s calculation of the PPPI EBITDA or the number of PSI Shares to be issued to the Seller (or the Shareholders, if designated by the Seller), then the PPPI EBITDA and the number of PSI Shares as set forth in the Calculation Statement shall be final hereunder. If the Seller Representative does notify PSI within such thirty

(30) calendar day period that the Seller Representative has any such objection, then PSI and the Seller Representative shall use their good faith efforts to attempt to resolve such disputed items within thirty (30) calendar days after receipt by PSI of the Seller Representative’s notice of dispute. If PSI and the Seller Representative are unable to resolve the disputed items within thirty (30) calendar days after receipt by PSI of the Seller Representative’s notice of dispute, then PSI and the Seller Representative shall jointly engage the Milwaukee, Wisconsin office of Grant Thornton LLP to resolve finally such disputed items. If the Milwaukee, Wisconsin office of Grant Thornton LLP is unwilling or unable to serve in such capacity (either due to a conflict of interest or otherwise), then PSI and the Seller Representative shall negotiate in good faith for a period of fifteen (15) calendar days to select an Independent Accounting Firm to resolve finally such disputed items. If PSI and the Seller Representative are unable to jointly select an Independent Accounting Firm, then each of PSI and the Seller Representative shall select an Independent Accounting Firm, and such two Independent Accounting Firms shall select a third Independent Accounting Firm, and such third Independent Accounting Firm shall resolve finally such disputed items. The scope of the Independent Accounting Firm’s engagement shall be limited to the resolution of the disputed items described in the Seller Representative’s notice of dispute, in each case in accordance with GAAP, and the recalculation, if any, of the PPPI EBITDA and the number of PSI Shares to be issued to the Seller (or the Shareholders, if designated by the Seller) in light of such resolution; provided, that the Independent Accounting Firm shall not assign a dollar amount to any item in dispute greater than the greatest dollar amount for such item assigned by PSI, on the one hand, or the Seller Representative, on the other hand (as applicable), or lower than the lowest dollar amount for such item assigned by PSI, on the one hand, or the Seller Representative, on the other hand (as applicable). The determination of the Independent Accounting Firm shall be made as promptly as possible and shall be final and binding upon the parties, absent manifest error. Each party hereto shall be permitted to submit such data and information relating to the unresolved disputed items described in the Seller Representative’s notice of dispute to the Independent Accounting Firm as such party deems appropriate. The expenses and fees of the Independent Accounting Firm shall be paid by PSI, on the one hand, and the Seller Representative on behalf of the Seller, on the other hand, based upon the percentage that the amount not actually awarded to such party bears to the amount actually contested by such party. The PPPI EBITDA and the number of PSI Shares to be issued to the Seller (or the Shareholders, if designated by the Seller) as finally agreed by the parties or as determined by the Independent Accounting Firm as described herein shall be the PPPI EBITDA and the number of PSI Shares to be issued to the Seller (or the Shareholders, if designated by the Seller) for all purposes hereof.

(b) Once the PPPI EBITDA has been finally determined in accordance with Section 6.6(a), above, or, if applicable, Section 6.6(c), below, PSI shall promptly (and in no event more than one (1) Business Day following such determination in the event of a Section 6.6(a) issuance, and in the event of a Section 6.6(c) issuance, the PSI Shares shall be delivered immediately prior to the closing of the Change of Control as provided in Section 6.6(c), below) issue to the Seller (or the Shareholders, if designated by the Seller) a number of shares of PSI common stock (the “PSI Shares”) equal to the product of the Base Shares multiplied by a fraction (the “Multiple”), the numerator of which is the PPPI

EBITDA and the denominator of which is $6,700,000, less the number of PSI Shares issued to the Seller, if any, pursuant to Section 6.6(e); provided, that if the calculation of the Multiple results in a number that is less than 0.5, then the Multiple shall be deemed to be 0.5 for all purposes under this Agreement, and if the calculation of the Multiple results in a number that is greater than 1.5, then the Multiple shall be deemed to be 1.5 for all purposes under this Agreement. For the avoidance of doubt, PSI shall not be required to issue PSI Shares with respect to PSI Shares relating to that portion of the PPPI EBITDA then in dispute, until the PPPI EBITDA and the number of PSI Shares to be issued to the Seller (or the Shareholders, if designated by the Seller) is finally agreed to by the parties or determined by the Independent Accounting Firm as set forth in Section 6.6(a), above or, if applicable, Section 6.6(c), below, with respect to such portion of disputed PPPI EBITDA; provided, however, that PSI shall issue all PSI Shares to the Seller (or the Shareholders, if designated by the Seller) that do not relate to that portion of PPPI EBITDA then in dispute on the date the PSI Shares are to be issued pursuant to the first sentence of this Section 6.6(b).

(c) Notwithstanding the foregoing, if a Change of Control occurs prior to the date on which the PSI Shares have been issued to the Seller (or the Shareholders, if designated by the Seller) pursuant to Section 6.6(a) and Section 6.6(b), above, then the number of PSI Shares to be issued to the Seller (or the Shareholders, if designated by the Seller) pursuant to this Section 6.6 shall be resolved prior to consummation of such Change of Control, in accordance with this Section 6.6(c) and Section 6.6(b), above. In connection with any such Change of Control, PSI will notify the Seller Representative in writing of such Change of Control on or before the tenth (10th) Business Day following PSI’s first public announcement thereof. Such notice will include a calculation of PPPI EBITDA for the period through and including the earlier of December 31, 2014 or the last day of the calendar month immediately preceding the first public announcement of such pending Change of Control, and if such period ends prior to December 31, 2014, the corresponding PPPI EBITDA shall be annualized (e.g., if the Change of Control is publicly announced in October 2014, then the PPPI EBITDA shall be determined through September 30, 2014, divided by nine (9) and then multiplied by twelve (12)). In such case, PSI’s determination of PPPI EBITDA and the corresponding number of PSI Shares (to be determined in accordance with the formula set forth in Section 6.6(b)) provided in the notice of Change of Control delivered pursuant to this Section 6.6(c) shall be subject to the same information delivery obligations and objection and dispute mechanisms set forth in Section 6.6(a), above, provided that for such purposes, (i) the delivery of the notice of Change of Control delivered pursuant to this Section 6.6(c) shall be deemed to be delivery of the Calculation Statement and (ii) all references to thirty (30) and/or fifteen (15) calendar day periods shall be deemed to have been replaced with references to five (5) calendar day periods. Immediately prior to such Change of Control, but subject to the closing thereof, PSI shall deliver the number of PSI Shares as finally determined pursuant to this Section 6.6(c) and Section 6.6(b), above. For the avoidance of doubt, the provisions of this Section 6.6(c) shall only apply in the event that a Change of Control is consummated prior to the date in which the Seller shall have otherwise been issued PSI Shares in accordance with Section 6.6(a) and Section 6.6(b), above, and the parties acknowledge and agree that compliance with this Section 6.6(c) shall not supersede or replace the obligations of the parties to continue compliance with Section 6.6(a) (it being understood that the procedures set forth in both Section 6.6(a) and Section 6.6(c) shall be complied with simultaneously if the circumstances so arise), and the delivery of a notice of Change of Control delivered pursuant to this Section 6.6(c) shall not affect the delivery of PSI Shares pursuant to Section 6.6(a) and Section 6.6(b) in any way unless a Change of Control is, in fact, consummated prior to the date in which the PSI Shares would otherwise be issued to the Seller pursuant to Section 6.6(a) and Section 6.6(b).

(d) During the period commencing on the date of this Agreement and ending on the earlier of December 31, 2014 and the date on which a Change of Control closes (such period, the “Measurement Period”), PSI covenants and agrees that it and its Affiliates will (i) use its and their commercially reasonable efforts to maintain the assets and properties of PPPI in good working order and condition, (ii) operate PPPI in good faith, (iii) not take any action or omit to take any action the purpose of which is avoiding or reducing the amount of the PPPI EBITDA for the Measurement Period (notwithstanding anything to the contrary contained herein, the covenant set forth in this subsection (iii) shall survive until all PSI Shares to be issued pursuant to Section 6.6 have been issued), (iv) not cause PPPI to shift any sales of PPPI to PSI or any of its Affiliates, and (vii) maintain PPPI as a separate operating company except to the extent that PPPI may be merged, amalgamated, reorganized or restructured within PSI and its Affiliates in a more tax efficient way for PSI and its Affiliates as a whole or PSI reasonably considers that the same is necessary to protect its legitimate business interests, provided that in any such event the financial results of PPPI after completion of any such merger, amalgamation, reorganization or restructuring are separately identifiable for the purposes of determining the PPPI EBITDA and the determination of the PSI Shares issuable hereunder is equitably adjusted to account for such merger, amalgamation, reorganization or restructuring. If PSI and or PPPI should be in breach of this Section 6.6(d), the Seller and Shareholders shall have the right to claim the amount by which the PSI Shares issuable to them was reduced as a result of the breach.

(e) If, during the Measurement Period, PPPI terminates the employment of either Ken Trent or Carl Trent without Cause (as defined in the applicable Executive Employment Agreement) such that following such without Cause termination, either Ken Trent or Carl Trent is not employed by PPPI, then, within ten (10) days following such termination, PSI shall issue to the Seller (or the Shareholders, if designated by the Seller), a number of PSI Shares equal to the product of the Base Shares multiplied by 0.5. Except with the prior written consent of each Shareholder, PSI may not, at any time during the Measurement Period, (i) consummate the sale of more than fifty percent (50%) of the voting stock of PPPI to one or more Persons other than Affiliates of PSI, or consummate any merger or consolidation of PPPI with any other Person other than PSI or its Affiliates or (ii) liquidate or dissolve PPPI or consummate the sale of all or substantially all of the assets of PPPI to one or more Persons other than PSI or its Affiliates; provided, that the foregoing restrictions shall not prohibit, or in any way restrict PSI’s ability to consummate, a Change of Control.

(f) PSI covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved common stock, solely for the purposes of enabling it to issue the PSI Shares hereunder, a number of shares of common stock equal to the maximum number of PSI Shares issuable hereunder. All references to PSI Shares pursuant to this Agreement, including issuance thereof, shall be subject to an equitable adjustment in the event of any stock splits, stock dividends, recapitalizations and any other similar actions affecting the capital stock of PSI.

6.7. Release. Effective as of the Closing, the Seller and each Shareholder, on behalf of itself or himself, as applicable, and its or his, as applicable, Affiliates (other than PPPI) and, in the case of the Seller, the Seller’s officers, directors, equityholders, managers, shareholders, partners, heirs, beneficiaries, successors and permitted assigns (the “Releasing Parties”) hereby irrevocably and unconditionally waives, releases and forever discharges PPPI and each of its past and present directors, officers, employees and agents (the “Released Parties”) from any and all claims, actions, causes of action, suits, debts, damages, liabilities or other obligations of any kind or nature whatsoever, known and unknown, matured or unmatured, existing or claimed to exist, both at law and in equity (collectively, “Claims”) of any Releasing Party against any Released Party arising on or prior to the Closing Date that arise out of or are related to such Releasing Party’s status as a stockholder, officer or director of PPPI or any agreement between the Seller or such Shareholder or any of their respective Affiliates, on the one hand, and PPPI, on the other; provided, however, that nothing contained in this Section 6.7 will be interpreted to release any Released Party from any Claims (a) arising under this Agreement or any Ancillary Agreement, (b) if such Releasing Party was an employee of PPPI or any of its Subsidiaries prior to Closing, relating to compensation and benefits under any Plan of PPPI or the reimbursement of expenses that are due but unpaid prior to the Closing Date or (c) any right of contribution, indemnification or advancement of expenses under any directors’ and officers’ insurance policy of PPPI that was in effect immediately prior to the Closing.

6.8. Environmental Matters. The Seller and the Shareholders shall assume full responsibility for addressing and resolving the matters listed on Exhibit 7.1(g) in compliance with all applicable Environmental Laws and in a manner that does not unreasonably interfere with the business and operations of PPPI. PSI shall provide, or cause PPPI to provide, the Seller, the Shareholders and their consultants with access to the Leased Real Estate for performance of their obligations under this Section 6.8 at reasonable, mutually agreed times.

6.9. Further Assurances. From time to time, as and when requested by any party, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement and the Ancillary Agreement. Without limitation of the foregoing, the Shareholders shall, and shall cause their Affiliates to, provide such cooperation and assistance as PSI may request, and at PSI’s sole cost and expense, in connection with the preparation and audit of PSI’s consolidated annual financial statements, the preparation and review of any interim consolidated financial statements, the preparation of any related disclosures, discussion or analysis, and the preparation and filing or submission of any filings or reports with the SEC. Further, the Shareholders agree to provide to (a) the independent public accounting firm (the “Auditor”) auditing or reviewing PSI’s financial statements, as and when requested by PSI or the Auditor, letters of representation and any other certifications reasonably requested by PSI and/or the Auditor and (b) the Target Auditor, as and when requested by PSI or the Target Auditor, letters of representation and any other certifications reasonably requested by PSI and/or the Target Auditor.

ARTICLE VII

Indemnification of PSI Indemnified Parties

7.1. Indemnification of PSI Indemnified Parties. Subject to the limitations, conditions and restrictions set forth in this Agreement, the Seller and Shareholders shall indemnify and hold harmless PSI and its Affiliates (including, following the Closing, PPPI) (collectively, the “PSI Indemnified Parties”) from and against any and all Losses of or against the PSI Indemnified Parties to the extent resulting from or arising out of:

(a) any breach of any representation or warranty made by the Seller, PPPI or the Shareholders in this Agreement or in any Ancillary Agreement delivered hereunder on the part of the Seller, PPPI or the Shareholders;

(b) any breach or non-fulfillment of any agreement or covenant of the Seller or the Shareholders contained in this Agreement;

(c) any Pre-Closing Taxes or Taxes relating to the Reorganization;

(d) any Excluded Liability that is not satisfied in full at the Closing;

(e) any of the matters set forth on Exhibit 7.1(e);

(f) the Reorganization and any action taken or omitted to be taken in connection therewith by any of the Shareholders, the Seller Companies or any of their respective Representatives; or

(g) the Excluded Environmental Matters.

7.2. Procedure Relative to Indemnification. In the event that a PSI Indemnified Party is entitled to be indemnified pursuant to the terms of this Article VII, such PSI Indemnified Party shall notify the Seller Representative in writing of such claim (a “Claim Notice”) promptly after the PSI Indemnified Party receives notice of any action, Proceeding, demand, assessment, claim, loss, liability or damages, whether or not involving any claim of a third party, that may reasonably be expected to result in a claim for indemnification by the PSI Indemnified Party against the Seller and Shareholders; provided, that any failure to give such notification on a timely basis shall not relieve the Seller and Shareholders from their obligation to indemnify any PSI Indemnified Party hereunder except to the extent that such failure to provide such notification actually prejudices the ability of the Seller Representative to defend against such claim. The Claim Notice shall specify the basis for the indemnification obligation and, to the extent reasonably ascertainable, the Losses incurred by, or, to the extent ascertainable, anticipated to be incurred by, the PSI Indemnified Party on account thereof.

(a) The following provisions shall apply to claims of the PSI Indemnified Party which are based upon a claim of a third party (a “Third Party Claim”) (including any form of Proceeding filed or instituted by any Governmental Body).

(i) The Seller Representative shall have the right, upon receipt of the Claim Notice and at his expense, to defend such Third Party Claim in his own name (on behalf of the Seller and Shareholders) or, if necessary, in the name of the PSI Indemnified Party, upon delivery to the PSI Indemnified Party, within thirty (30) days after receipt of the Claim Notice, of (A) an irrevocable acknowledgment and agreement that any Losses resulting therefrom shall, subject to the limitations set forth in this Article VII, be indemnifiable Losses for which the PSI Indemnified Party is entitled to indemnification under this Article VII and (B) reasonable evidence that the Seller Representative is and will be able to fund the defense of such Third Party Claim; provided, however, that if the Third Party Claim involves a matter solely of concern to the PSI Indemnified Party in addition to the claim for which indemnification under this Article VII is being sought, such matter of sole concern shall be within the sole responsibility and expense of the PSI Indemnified Party and its counsel. Notwithstanding the foregoing, the Seller Representative shall not have the right to defend any Third Party Claim if (1) such Third Party Claim involves criminal liability or any issue relating to Taxes or seeks an injunction or other equitable relief, (2) there are legal defenses available to the PSI Indemnified Party that are different from or in addition to those available to the Seller Representative or (3) the PSI Indemnified Party has been advised by counsel that an actual or potential conflict of interest exists between the PSI Indemnified Party and the Seller Representative in connection with the defense of such Third Party Claim.

(ii) The PSI Indemnified Party will cooperate with and make available to the Seller Representative such assistance (including access to employees) and materials as may be reasonably requested of the PSI Indemnified Party, and the PSI Indemnified Party shall have the right, at the PSI Indemnified Party’s expense, to participate in the defense of any Third Party Claim. The Seller Representative shall have the right to settle and compromise such claim only with the consent of the PSI Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless: (A) such settlement provides the PSI Indemnified Party with a full and unconditional release from such Third Party Claim; (B) such settlement does not involve any finding or admission of any violation of any Legal Requirements and (C) the sole relief provided in such settlement is monetary damages that do not exceed an amount equal to (i) Four Million Five Hundred Thousand Dollars ($4,500,000) plus (ii) the Basket Amount (which, for clarity, shall remain the applicable PSI Indemnified Parties’ responsibility) less (iii) an amount equal to the aggregate amount of all Losses for which a PSI Indemnified Party has submitted a Claim Notice as of the date of such settlement.

(iii) In the event the Seller Representative notifies the PSI Indemnified Party that the Seller Representative does not wish to defend the Third Party Claim, then the PSI Indemnified Party shall have the right to conduct a defense against such Third Party Claim and shall have the right to settle and compromise such Third Party Claim only with the consent of the Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) Upon receipt of a Claim Notice that does not involve a Third Party Claim, the Seller Representative shall have thirty (30) calendar days from the receipt of such Claim Notice to notify the PSI Indemnified Party that the Seller Representative disputes such claim. If the Seller Representative does not timely notify the PSI Indemnified Party of such dispute, then the amount of such claim shall be deemed, conclusively, a liability of the Seller and Shareholders. If the Seller Representative does timely notify the PSI Indemnified Party of such dispute, then the PSI Indemnified Party shall have thirty (30) calendar days to respond in a written statement to the objection of the Seller Representative. If, after such thirty (30) calendar day period, there remains a dispute as to any such claim, then the PSI Indemnified Party and the Seller Representative shall attempt in good faith for a period not to exceed thirty (30) additional calendar days to agree upon the rights of the respective parties with respect to such claim. If the parties should so agree, then a memorandum setting forth such agreement shall be prepared and signed by PSI and the Seller Representative on behalf of the Seller and Shareholders. If the parties do not agree within such additional thirty (30) calendar day period, then the PSI Indemnified Party may pursue any and all other remedies available to it hereunder.

(c) In the event that a court, arbitrator or other judicial body of competent jurisdiction finally determines (that is, such final determination is not appealable), or the Seller Representative agrees, that the PSI Indemnified Party is entitled to indemnification hereunder for such claim at a time prior to the Settlement Date, then, except solely as it relates to the Excluded Items as described in Section 7.3(b), below, and except as set forth in Section 12.3, below, the PSI Indemnified Parties’ sole and exclusive remedy shall be for PSI to reduce the number of PSI Shares to be issued on the Settlement Date by a number of PSI Shares equal to the amount of the Losses for which the PSI Indemnified Party is entitled to indemnification hereunder for such claim, whether the same shall be enforced by suit or otherwise, divided by the Base Price; provided, however, that, subject to Section 7.3(b), below, in no event shall the number of PSI Shares issued on the Settlement Date be reduced by more than 59,194 shares (as equitably adjusted for any stock splits, stock dividends, recapitalizations or other similar transactions occurring after the date hereof).

(d) In the event that a court, arbitrator or other judicial body of competent jurisdiction finally determines (that is, such final determination is not appealable), or the Seller Representative agrees, that the PSI Indemnified Party is entitled to indemnification hereunder for such claim at a time on or following the Settlement Date, then the Seller and the Shareholders shall remit and transfer back to PSI, on behalf of the applicable PSI Indemnified Party, a number of PSI Shares equal to the amount of the Losses for which the PSI Indemnified Party is entitled to indemnification hereunder for such claim, whether the same be enforced by suit or otherwise, divided by the Base Price; provided, however, that, subject to Section 7.3(b), below, in no event shall the number of PSI Shares required to be transferred to PSI pursuant to this Section 7.2(d), when combined with any reduction in the number of PSI Shares issued on the Settlement Date pursuant to Section 7.2(c), exceed, in the aggregate, 59,194 shares (as equitably adjusted for any stock splits, stock dividends, recapitalizations or other similar transactions occurring after the date hereof).

(e) To the extent that the aggregate value of the PSI Shares (determined based on the volume-weighted average trading price for PSI’s common stock used in calculating the number of Base Shares (as equitably adjusted for any stock splits, stock dividends, recapitalizations or other similar transactions occurring after the date hereof)) owned by the Seller and the Shareholders as of the date that such claim for indemnification is finally determined is less than the amount of Losses for which the PSI Indemnified Party is entitled to indemnification hereunder for such claim, then, in addition to their obligations under Section 7.2(d), the Seller and the Shareholders shall pay to the applicable PSI Indemnified Party, by wire transfer of immediately available funds, an amount equal to the amount by which such Losses exceed the aggregate value of the PSI Shares previously transferred to PSI pursuant to this Section 7.2(e), net of any taxes, brokerage fees and other costs and expenses actually incurred by the Seller or the Shareholders in connection with the sale of the PSI Shares previously owned thereby; provided, however, that, subject to Section 7.3(b), below, in no event shall the Seller and the Shareholders be required to pay in the aggregate to the PSI Indemnified Parties pursuant to this Section 7.2(e), an amount greater than (i) Four Million Five Hundred Thousand Dollars ($4,500,000) minus (ii) the result of (A) (I) the PSI Shares withheld from issuance pursuant to Section 7.2(c) plus (II) all PSI Shares previously transferred to PSI pursuant to Section 7.2(d), multiplied by (B) the Base Price.

(f) In the event it is determined, or the PSI Indemnified Party agrees, that the PSI Indemnified Party is not entitled to indemnification hereunder for any claim made by a PSI Indemnified Party, the PSI Indemnified Party agrees to pay all costs, expenses and fees, including reasonable attorneys’ fees, which may have been incurred by the Seller Representative in defending and/or disputing the claim for indemnification by the PSI Indemnified Party under this Article VII.

7.3. Limits on Indemnification.

(a) De minimis Amount and Basket Amount. Notwithstanding anything contained in this Agreement to the contrary, the PSI Indemnified Parties shall not be entitled to indemnification hereunder with respect to any Losses pursuant to Section 7.1, above, unless and until the aggregate amount of Losses from a single claim of indemnification exceeds Ten Thousand Dollars ($10,000) (the “De minimis Amount”) (it being understood that if a common or related set of occurrences, events or set of facts results in Losses, then such Losses shall be aggregated for purposes of determining whether the De minimis Amount has been satisfied) and unless and except to the extent that the aggregate Losses from all claims with respect thereto in excess of the De minimis Amount exceed, in the aggregate, Two Hundred Thirty Thousand Dollars ($230,000) (the “Basket Amount”), and then indemnification hereunder shall be only to the extent such Losses exceed the Basket Amount. The parties agree that the De minimis Amount is to serve as a “trigger” for indemnification (and not a deductible) and the Basket Amount is to serve as a “deductible”. Notwithstanding the foregoing, the De Minimis Amount and the Basket Amount shall not apply to limit the indemnification to which the PSI Indemnified Parties may be entitled for Losses to the extent that such Losses arise out of or relate to (i) any misrepresentation or breach of any Fundamental Representation, (ii) any misrepresentation or breach of the representations and warranties set forth in

Section 3.14 (Taxes), (iii) any breach of a covenant or agreement made or to be performed by the Seller or Shareholders pursuant to this Agreement, (iv) any claim based upon fraud, (v) any Pre-Closing Taxes or Taxes relating to the Reorganization or any Excluded Liability that is not satisfied in full at the Closing, (vi) any of the matters set forth on Exhibit 7.1(e), (vii) any Excluded Environmental Matters (the matters referred to in clauses (i) through (vii), collectively, the “Excluded Items”) or (viii) the Reorganization.

(b) Sole Recourse; Maximum Amount of Indemnification. The PSI Indemnified Parties’ sole and exclusive source of recovery against the Seller and Shareholders for indemnification pursuant to Section 7.1 shall, except as set forth in Section 7.2(e), be against the PSI Shares issued (or to be issued, as the case may be) to the Seller (or the Shareholders, if designated by the Seller) pursuant to Section 6.6, and in no event shall the Seller and Shareholders’ obligation to provide indemnification for Losses under Section 7.1 above exceed, in the aggregate, Four Million Five Hundred Thousand Dollars ($4,500,000); provided, however, that the foregoing limitations shall not apply to Losses incurred by a PSI Indemnified Party to the extent that such Losses arise out of or relate to an Excluded Item. To the extent that a PSI Indemnified Party suffers a Loss arising out of or relating to an Excluded Item, such PSI Indemnified Party may seek recovery with respect to such Losses directly from the Seller and/or the Shareholders and, to the extent that such PSI Indemnified Party seeks recovery directly from the Seller and/or the Shareholders, the Shareholders shall provide indemnification with respect to such Losses on a joint and several basis; provided, that in no event shall the aggregate liability of the Seller and the Shareholders exceed the Purchase Price.

(c) Survival. Each of the warranties and representations of the Seller and Shareholders contained in this Agreement and in the Ancillary Agreements shall survive the Closing until the fifteen (15) month anniversary of the Closing Date (regardless of any applicable period of limitation under federal and state Legal Requirements applicable thereto); provided, however, that (i) the Fundamental Representations shall survive indefinitely, (ii) the warranties and representations contained in Section 3.14 (Taxes) and Section 3.17 (Benefit Plans) shall survive for the period of any applicable statute of limitations (including any extension thereof) plus ninety (90) days thereafter and (iii) the warranties and representations contained in Section 3.19 (Compliance with Environmental Laws) shall survive until the third anniversary of the date of this Agreement. All of the covenants of the Shareholders contained in this Agreement or in any Ancillary Agreement shall survive after the Closing in accordance with their terms. Any claim for indemnification under this Article VII that is made in writing prior to the expiration of the applicable survival period, and the rights of indemnity with respect thereto, shall survive such expiration until resolved or judicially determined and any claim for indemnification not submitted in writing to the Seller Representative prior to the expiration of the applicable survival period shall be deemed to have been waived and shall be absolutely and forever barred and unenforceable, null and void, and of no force or effect whatsoever, and no PSI Indemnified Party shall be entitled to indemnification hereunder with respect thereto.

(d) Losses Net of Insurance and Tax Benefits. The amount of any Losses payable by the Seller and/or Shareholders under this Article VII shall be net of (i) any amounts actually received by the PSI Indemnified Party with any party other than the Seller and/or the Shareholders with respect to such Losses, whether insurance proceeds or otherwise (net of any deductible amounts, costs of collection and increases in premiums resulting therefrom) and (ii) any Tax benefit realized by the PSI Indemnified Party in the year of the Loss or the two (2) succeeding calendar years as a result of the incurrence or payment of such Loss by the PSI Indemnified Party (net of any Tax detriments to the PSI Indemnified Party in the year of the Loss or the two (2) succeeding calendar years and all out-of-pocket costs incurred by the PSI Indemnified Party arising out of the receipt of the payment for the Losses).

(e) Mitigation. Each PSI Indemnified Party shall take, and cause its Affiliates to take, all reasonable actions to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto; provided, that (i) any failure by a PSI Indemnified Party or any Affiliate of such PSI Indemnified Party to take any such actions shall not constitute a defense to, or in any way relieve the Seller or Shareholders of, the Seller and Shareholders’ obligations to indemnify the PSI Indemnified Party pursuant to this Agreement and (ii) in no event shall a PSI Indemnified Party be required to commence an action against any customer or supplier of PPPI in connection with the fulfillment of its obligations under this Section 7.3(e).

(f) Materiality Qualifiers. For purposes of determining whether there has been any misrepresentation or breach of a representation or warranty, the terms “material,” “materiality,” “Material Adverse Effect,” “in all material respects” or any similar qualification, term or phrase shall be given effect. For purposes of determining the amount of any Losses arising from a breach of any representation or warranty for which a PSI Indemnified Party is entitled to indemnification under Section 7.1, the terms “material,” “materiality,” “Material Adverse Effect,” “in all material respects” or any similar qualification, term or phrase shall be disregarded; provided however, that this sentence shall not apply to (i) the use of the defined term “Material Contract”, (ii) Section 3.12, (iii) the reference to Material Adverse Effect in the first sentence of Section 3.18, (iv) the definition of “Material Adverse Effect” and (v) Section 3.27.

(g) Taxes. Notwithstanding anything contained in this Agreement to the contrary, the PSI Indemnified Parties shall not have any right to indemnification with respect to, or based on, Taxes to the extent such Taxes (i) are attributable to a Tax period (or portion thereof) beginning after the Closing Date; (ii) are due to the unavailability in any Tax period (or portion thereof) beginning after the Closing Date of any Tax attribute from a Pre-Closing Tax Period; or (iii) result from transactions or actions taken by PSI or its Affiliates (including PPPI following the Closing) after the Closing that are not contemplated by this Agreement.

(h) Environmental Limitations. The PSI Indemnified Parties shall not be entitled to indemnification otherwise available under Section 7.1 with respect to any Losses to the extent such Losses arise as a result of or in connection with any post-Closing disclosure or reporting to any Governmental Body or other third party unless such disclosure or reporting is required by Environmental Law (including, as necessary, to obtain Permits required by Environmental Law), or required by binding Order issued by any Governmental Body or as may otherwise be agreed in writing by Seller Representative.

7.4. Sole Remedy . Other than the right to specific performance set forth in Section 12.3, below, the sole remedy of the PSI Indemnified Parties for any and all claims with respect to the transactions contemplated by this Agreement and the Ancillary Agreements shall be the indemnity set forth in Section 7.1 (pursuant to the provisions and subject to the limitations set forth in this Article VII) and the PSI Indemnified Parties will not have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, against the Seller, any Shareholder, any Affiliate of the Seller or any Shareholder or any other Person, including any Representative of the Seller, PPPI or any Shareholder with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, all of such remedies, entitlements and recourse being expressly waived by PSI to the fullest extent permitted by Legal Requirements.

7.5. No Duplication of Recovery. The PSI Indemnified Parties shall not be entitled to be compensated pursuant to this Article VII more than once for the same Loss(es). The PSI Indemnified Parties shall not be entitled to indemnification pursuant to this Article VII for Losses to the extent that PSI has received recovery for such item as a result of a Purchase Price Adjustment or to the extent PSI has received a credit for a reserve or otherwise for such item in the preparation of the Final Working Capital Statement.

ARTICLE VIII

Indemnification of the Shareholders

8.1. Indemnification of the Seller and Shareholders. PSI will indemnify the Seller and Shareholders, and each of their respective successors and assigns (collectively, the “Seller Indemnified Parties”) and hold each of them harmless from and against any and all Losses of or against the Seller Indemnified Parties to the extent resulting from or arising out of:

(a) any breach of any representation or warranty made by PSI in this Agreement or in any Ancillary Agreement delivered hereunder on the part of PSI; or

(b) any breach or non-fulfillment of any agreement or covenant of PSI contained in this Agreement or in any Ancillary Agreement to be performed by PSI.

8.2. Procedure Relative to Indemnification.

(a) In the event that a Seller Indemnified Party claims that he is entitled to be indemnified pursuant to the terms of this Article VIII, the Seller Indemnified Party shall promptly notify PSI in writing of such claim (a “Seller Notice”) promptly after the Seller Indemnified Party discovers that it may reasonably be expected to be entitled to indemnification by PSI hereunder. The Seller Notice shall specify the basis for the indemnification obligation and, to the extent reasonably ascertainable, the Losses incurred by, or anticipated to be incurred by, the Seller Indemnified Party on account thereof.

(b) Upon receipt of a Seller Notice, PSI shall have thirty (30) calendar days from the receipt of such Seller Notice to notify the Seller Indemnified Party that PSI disputes such claim. If PSI does not timely notify the Seller Indemnified Party of such dispute, then the amount of such claim shall be deemed, conclusively, a liability of PSI hereunder. If PSI does timely notify the Seller Indemnified Party of such dispute, then the Seller Indemnified Party shall have thirty (30) calendar days to respond in a written statement to the objection of PSI. If after such thirty (30) calendar day period there remains a dispute as to any such claim, then the Seller Indemnified Party and PSI shall attempt in good faith for a period not to exceed thirty (30) additional calendar days to agree upon the rights of the respective parties with respect to such claim. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by PSI and the Seller Representative. If the parties do not agree within such additional thirty (30) calendar day period, then the Seller Indemnified Party may pursue any and all other remedies available to it hereunder.

8.3. Survival. All of the representations, warranties and covenants of PSI contained in this Agreement or in any Ancillary Agreement shall survive the Closing in accordance with their terms. Any claim for indemnification under this Article VIII which is made in writing and the rights of indemnity with respect thereto, shall survive until resolved or judicially determined.

ARTICLE IX

Tax Matters

9.1. Income Tax Returns.

(a) PSI shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Seller and PPPI for all periods ending on or prior to the Closing Date (“Pre-Closing Tax Periods”) and for periods that begin before the Closing Date and end after the Closing Date (the “Straddle Tax Period”) that are filed after the Closing Date. Seller’s state and federal Tax Returns for the tax year including the Closing Date shall reflect a deduction for the Transaction Deductions, to the extent permitted by applicable Legal Requirements. At least thirty (30) days prior to the date on which any income Tax Return relating to a Pre-Closing Tax Period or Straddle Tax Period is required to be filed (taking into account any valid extensions), PSI shall submit such Tax Returns to Seller Representative for review and comment. PSI shall modify all such federal and state income Tax Returns to incorporate any reasonable comments made by Seller Representative to PSI within twenty five (25) days of receipt of such Tax Returns to the extent that such comments, if so incorporated, would not result in such Tax Returns violating any applicable Legal Requirements. To the extent permitted by applicable law, the Shareholders shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s prepared by PSI for such periods. To the extent that the Seller or PPPI has any Tax liability on a Pre-Closing Tax Period, or on the portion of the Straddle Tax Period that relates to Pre-Closing Tax Periods (as determined in Section 9.1(b) below, (together, the “Pre-Closing Taxes”) (to the extent such Taxes are not reflected in the Final Working Capital Statement), then the Shareholders shall remit any such Tax due to PSI or PPPI no later than five (5) Business Days prior to the due date of such Tax Returns.

(b) For purposes hereof, with respect to a Straddle Tax Period, the portion of Tax attributable to the portion of the taxable period ending on or prior to the Closing Date for which the Shareholders are responsible hereunder (to the extent such Taxes are not reflected in the Final Working Capital Statement) shall (i) in the case of any Taxes (other than Taxes based upon or related to income, sales, gross receipt, wages, capital expenditures or expenses) be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period occurring on or prior to the Closing Date and the denominator of which is the entire number of days in the Taxable period and (ii) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

9.2. Certain Taxes. All transfer, documentary, sales, use, stamp, registration and similar Taxes and fees (including any penalties and interest) attributable to the sale of the PPPI Stock to PSI pursuant to this Agreement and the Ancillary Agreements shall be paid one-half by PSI and one-half by the Shareholders when due, and the party required by applicable law shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Legal Requirements, the other parties shall, and shall cause their affiliates to, join in the execution of any such Tax Returns and other documentation. The expense of such filings shall be paid one-half by PSI and one-half by the Shareholders.

9.3. Tax Proceedings. In the event that PSI, the Seller, PPPI or the Shareholders receive any oral or written communication regarding any pending or threatened examination, claim, adjustment or other Proceeding with respect to the liability of PPPI for Taxes for which any PSI Indemnified Party can make an indemnification claim under this Agreement (a “Tax Claim”), PSI or the Seller Representative, as the case may be, will, within ten (10) days, notify the Seller Representative or PSI, as the case may be, in writing thereof. PSI shall control any Tax Claim, but if the Seller or Shareholders could be liable under this Agreement for such Taxes, then the Seller Representative will be entitled, at his sole expense, to participate in such Tax Claim upon written notice to PSI. PSI will keep the Seller Representative fully and timely informed with respect to the commencement, status and nature of any Tax Claim, and PSI may not settle any such claim without the written consent of the Seller Representative, which shall not be unreasonably withheld, delayed or conditioned. The Seller Representative, Shareholders and the Seller shall cooperate fully with PSI in handling any such Tax Claim. The Shareholders or the Seller Representative will provide, or cause to be provided, to PSI or its designee all necessary authorizations, including powers of attorney, to control any Tax Claim that PSI is entitled to control in connection with this Section 9.3.

9.4. Tax Refunds. PSI shall be entitled to any Tax refunds of PPPI or the Seller to the extent that such Tax refunds relate to Pre-Closing Taxes of PPPI or the Seller.

9.5. Amendment of Tax Returns. Without Seller Representative’s written consent (which consent may be withheld in Seller Representative’s sole discretion) and except to the extent required by any Governmental Body or in connection with the resolution of any Tax Claim, PSI shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, PPPI) to (i) file, re-file, supplement, or amend any Tax Return of PPPI or its Subsidiaries for any Pre-Closing Tax Period, (ii) voluntarily approach any Taxing authority regarding any Taxes or Tax Returns of PPPI or its Subsidiaries that were originally due on or before the Closing Date, or (iii) take any action relating to Taxes or that could create a Tax liability on the Closing Date that is outside of the ordinary course of business consistent with past practices.

9.6. Mitigation of Taxes. PSI and the Shareholders further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

9.7. Adjustment to Purchase Price. Each party shall, including retroactively, treat indemnification payments pursuant to this Agreement as adjustments to the final Purchase Price for Tax purposes.

9.8. Income Tax Treatment. The purchase of 100% of the PPPI Stock shall be treated by all parties as a purchase of the assets of PPPI for income Tax purposes, and none of the parties shall make any income Tax election or take a position in any income Tax Return which is contrary to the intent expressed in the foregoing sentence. The parties shall each file all required federal, state and local income Tax Returns and related returns and reports in a manner consistent with the provisions of this Section 9.8 and shall maintain such reporting position unless there is a final determination within the meaning of Code § 1313. To the extent that, upon an audit by the Internal Revenue Service or any other taxing authority, the parties’ income tax reporting treating the sale of PPPI Stock as a purchase of the assets of PPPI is challenged by such taxing authority, PSI shall have the right, in its reasonable discretion and sole expense, to handle any such audit.

9.9. Tax Gross-Up. PSI shall pay to the Seller (or the Shareholders, if designated by the Seller), within thirty (30) days following the Closing, as an increase to the Purchase Price, in cash, the amount necessary to cause the net after-Tax net proceeds to the Seller and Shareholders from the sale of the PPPI Stock to be equal to the after-Tax net proceeds that the Seller and Shareholders would have received had the Reorganization not taken place and the Shareholders sold the PPPI Stock and a Section 338(h)(10) Election not been made, taking into account all federal and state Taxes, and assuming that the Shareholders are in the highest Tax brackets that could be applicable to any individual without regard to other items of income, gain, deduction, loss or credit.

9.10. Purchase Price Allocation. The Purchase Price (and all other items of consideration for federal income Tax purposes, including any adjustments thereto) shall be allocated for all purposes among the assets of PPPI deemed purchased pursuant to Section 9.8 in accordance with Exhibit 9.10. PSI shall prepare and provide to the Seller Representative (a) an initial allocation of the Purchase Price (and all other items of consideration for federal income Tax purposes) no later than seventy-five (75) days following the final determination of Purchase Price pursuant to Section 2.5 and (b) a revised allocation of the Purchase Price (and all other items of consideration for federal income Tax purposes) as the result of any adjustment to the Purchase Price (or any other item of consideration for federal income Tax purposes) no later than forty-five (45) days following such adjustment. The parties hereto (x) agree to be bound, and to cause their respective Affiliates to be bound, by such allocation (including any adjustment thereto pursuant to this Section 9.10), (y) shall act, and cause their respective Affiliates to act, in accordance with such allocation (including any adjustment thereto pursuant to this Section 9.10) in the preparation, filing and audit of any Tax Return and for all other tax and accounting purposes and (z) shall not take any position or action inconsistent with such allocation (including any adjustment thereto pursuant to this Section 9.10).

ARTICLE X

Definitions

“Accounting Principles” has the meaning set forth in Section 2.4, above.

“Affiliate” means, with respect to any Person, another Person controlled by, under the control of or under common control with, that Person.

“Agreement” means this Stock Purchase Agreement (including the Disclosure Schedule), as the same may be amended or modified from time to time.

“Ancillary Agreements” means, with respect to any party, the agreements, documents and instruments to be executed and delivered by such party pursuant to this Agreement.

“Anti-corruption Laws” means laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to PPPI or any Subsidiary (including any joint venture), including laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official, foreign government employee or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Auditor” has the meaning set forth in Section 6.9.

“Balance Sheet Date” means December 31, 2013.

“Base Price” means $76.02 per share, subject to appropriate adjustment for stock splits, stock dividends, recapitalizations or other similar transactions occurring after the date hereof.

“Base Shares” means 131,544 shares of PSI common stock.

“Basket Amount” has the meaning set forth in Section 7.3(a), above.

“Benefit Arrangement” means any plan, policy, program, arrangement or agreement (whether written or unwritten) which currently provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, independent contractor or like person (other than a Pension Plan or Welfare Plan) including, but not limited to, any severance agreement or plan, personnel policy, material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus or deferred bonus plan, salary reduction, change-of-control or employment agreement (or consulting agreement with a former employee), deferred compensation or supplemental executive compensation plans that PPPI has sponsored or maintained, or to which PPPI currently makes contributions or has any obligation to contribute for the benefit of any employee or terminated employee of PPPI.

“Business” has the meaning set forth in the Recitals, above.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in Milwaukee, Wisconsin are authorized or required by law to close.

“Calculation Statement” has the meaning set forth in Section 6.6(a), above.

“Cash” means, with respect to PPPI, as of any date and time, the amount of cash and bank deposits as reflected in PPPI’s bank and money market account statements as of such date and time and shall include money market funds, money market instruments and any demand deposits and less the amounts of any unpaid checks, drafts and wire transfers issued on such date, calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements. For the avoidance of doubt, Cash shall (i) be calculated net of issued but uncleared checks and drafts, (ii) include checks and drafts deposited for the accounts of PPPI, and (iii) be calculated net of overdrawn accounts.

“Cash Payment” has the meaning set forth in Section 2.5(b), above.

“Change of Control” means the sale of all or substantially all of the assets of PSI, or a merger, consolidation, sale of stock or similar transaction or series of related transactions whereby a third party acquires beneficial ownership, directly or indirectly, of securities of PSI representing over fifty percent (50%) of the combined voting power of PSI.

“Claim Notice” has the meaning set forth in Section 7.2, above.

“Claims” has the meaning set forth in Section 6.7, above.

“Closing” has the meaning set forth in Section 2.1, above.

“Closing Date” has the meaning set forth in Section 2.1, above.

“Closing Date Cash” means Cash as of the Closing Date immediately prior to the Closing, as set forth in the Statements and as further adjusted pursuant to Section 2.5, above, and, for the avoidance of doubt, excludes any Cash transferred to the Shareholders prior to or at Closing.

“COBRA” has the meaning set forth in Section 3.17(h) above.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law.

“Contract” means any agreement, contract, obligation or undertaking that is legally binding.

“Counsel” has the meaning set forth in Section 12.11, below.

“Current Assets” means those items specifically represented as such in the individual ledger accounts set forth in Exhibit 2.4 as determined in accordance with GAAP, applied in a manner consistent with and using the Accounting Principles.

“Current Liabilities” means those items specifically represented as such in the individual ledger accounts set forth in Exhibit 2.4 as determined in accordance with GAAP, applied in a manner consistent with and using the Accounting Principles.

“Customer Deposits” means any cash received by PPPI at any time prior to the Closing in excess of work in process costs for products or services to be delivered after Closing.

“De minimis Amount” has the meaning set forth in Section 7.3(a), above.

“Disclosure Schedule” means the schedules delivered by the Seller and the Shareholders in connection with the execution and delivery of this Agreement and collectively labeled the “Disclosure Schedule” as more fully described in Section 5.1, above.

“EBITDA” means, with respect to PPPI and for a given period:

(a)	PPPI’s consolidated net income for the applicable period, determined in accordance with GAAP,

(b)	adjusted to add thereto (to the extent included in the determination of consolidated net income), without duplication, the sum of the following:

(i) consolidated income tax expense;

(ii) extraordinary expenses, less extraordinary income;

(iii) consolidated depreciation and amortization expense;

(iv) consolidated interest expense, less any non-cash interest income;

(v) any cost or expense associated with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; and

(vi) any corporate charges by PSI expensed by PPPI, including but not limited to general corporate overhead (other than charges allocated to PPPI in the ordinary course of business).

“Employment Agreements” means those certain Executive Employment Agreements or Employment Agreements, as the case may be, to be entered into at the Closing by and between PPPI and each of the Executives.

“Environmental Claim” means any investigation, notice, notice of violation, demand, allegation, action, suit, injunction, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (i) pursuant to, or in connection with, an actual or alleged violation of any Environmental Law; (ii) in connection with any

Hazardous Substances; (iii) from any abatement, removal, remedial, corrective or other response action in connection with Hazardous Substances, Environmental Law or other order of a Governmental Body; or (iv) from any damage, injury or harm to health, safety, natural resources, wildlife or the environment.

“Environmental Law” means any Legal Requirement pertaining to (i) human health, natural resources, wildlife or the environment, or (ii) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any petroleum products or Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) and any predecessor of any such trade or business who, together with PPPI, is treated as a single employer for purposes of Subsections (b), (c), (m) or (o) of Section 414 of the Code.

“Escrow Agreement” has the meaning set forth in Section 2.5(e), above.

“Estimated Pricing Statement” has the meaning set forth in Section 2.5(a), above.

“Estimated Purchase Price” has the meaning set forth in Section 2.5(a), above.

“Estimated SBA Payoff Amount” has the meaning set forth in Section 2.5(e), above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means Cash of PPPI which will be transferred to the Seller or the Shareholders on or prior to the Closing Date.

“Excluded Environmental Matters” means those matters identified on Exhibit 7.1(g).

“Excluded Items” has the meaning set forth in Section 7.3(a), above.

“Excluded Liabilities” means (i) any and all outstanding Indebtedness of PPPI (if any) existing immediately prior to the Closing, and (ii) any and all outstanding Transaction Expenses.

“Executives” means each of Carl L. Trent, Kenneth C. Trent, Steve Krol and Dan White.

“Facility Lease” means that certain Amended and Restated Lease, dated as of the date of this Agreement, by and between PPPI and Landlord.

“Final Excluded Liabilities Statement” has the meaning set forth in Section 2.6(a), above.

“Final Working Capital Statement” has the meaning set forth in Section 2.6(a), above.

“Financial Statements” means the audited, consolidated balance sheets and statements of income and cash flows of PPPI and its Subsidiaries and variable interest entities as of, and for the fiscal years ended, December 31, 2013 and December 31, 2012.

“Forward Looking Statements” has the meaning set forth in Section 4.4, above.

“Fundamental Representations” means the representations and warranties contained in Section 3.1 (Authority), Section 3.4 (Organizational Matters), Section 3.5 (Documentation), Section 3.6 (Capitalization) and Section 3.28 (Brokers; Agents).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Government Official” means (i) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Body or (ii) any political party or party official or candidate for political office.

“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Guarantee” means, with respect to any Person, (i) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Indebtedness or other obligation of any other Person (except for endorsement of drafts for deposit and collection in the ordinary course of business), or (ii) any other arrangement whereby credit is extended to any other Person on the basis of any promise or undertaking of such Person (A) to pay the Indebtedness of such other Person, (B) to purchase or lease assets under circumstances that would enable such other Person to discharge one or more of its obligations, or (C) to maintain the capital, working capital, solvency or general financial condition of such other Person.

“Hazardous Substances” means, and shall include, any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, material, pollutant or contaminant which is hazardous, toxic or otherwise harmful to health, safety, natural resources, wildlife or the environment, including asbestos, PCB’s, radon and urea formaldehyde foam, petroleum and petroleum products.

“Indebtedness” of any Person means any indebtedness or liability of such Person (without duplication) (i) for borrowed money (excluding, for the avoidance of doubt, accounts payable incurred in the ordinary course of business), (ii) under any reimbursement obligation relating to a letter of credit, banker’s acceptance or note purchase facility, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) the capitalized amount (as determined in accordance with GAAP) of all obligations to pay rent or other amounts under any lease of real property or personal property, which obligations are required to be classified and accounted for as capital leases in accordance with GAAP, (v) issued or assumed as the deferred purchase price of any property, asset or service, (vi) in respect of interest under any interest rate, currency, swap, hedge or other derivative agreement, (vii) under any sale and leaseback transaction, synthetic lease or other off-balance sheet loan or financing where the transaction is considered indebtedness for borrowed money for federal income Tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes, (viii) of the types referred to in the preceding clauses (i) through (v) of any other Person secured by any Lien on any asset of PPPI, even though PPPI has not assumed or otherwise become liable for the payment thereof, (ix) in respect of interest, premiums, penalties, fees or other charges in respect of any indebtedness described in the foregoing clauses (i) through (viii), (x) all indebtedness referred to in the foregoing clauses (i) through (ix) that constitute a Guarantee by such Person, and (xi) any deferred revenue, as determined in accordance with GAAP, attributable to Customer Deposits.

“Independent Accounting Firm” has the meaning set forth in Section 2.6(a), above.

“Initial Cash Amount” has the meaning set forth in Section 2.3, above.

“In-Licenses” means all licenses or other Contracts, franchises and/or permits under which PPPI is authorized, granted or otherwise has the rights to use, modify, create derivative works based on, distribute, sell, resell, license or sublicense any Intellectual Property owned by third parties.

“Insurance Policies” has the meaning set forth in Section 3.20, above.

“Intellectual Property” means collectively, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all foreign or domestic design patents, utility patents and pending applications therefor and all renewals, reissues, reexaminations, divisionals, continuations, continuations in part and extensions thereof; (ii) all trademarks, service marks, trade names, trade dress, logos, assumed names and all internet domain name registrations, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals in connection therewith; (iii) all published and unpublished works of authorship, copyrights (registered or unregistered), databases, websites (including any and all content thereon), computer source code, executable code, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information, whether embodied in software, firmware or otherwise) and all applications, registrations and renewals in connection therewith (if any); (iv) all information that would constitute a trade secret under the Uniform Trade Secrets Act, know how, inventions and other confidential and proprietary technical, business and other information, including production processes and techniques, research and development information, technology, drawings, schematics, specifications, designs, plans, proposals, technical data, copyrightable technical data, financial data, marketing data and business data and customer and supplier lists and information, and (v) all proprietary rights relating to any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge of PPPI” or “PPPI’s Knowledge” (or any similar qualification) means (i) the actual, personal knowledge of any of the Executives or Sheila Moran and (ii) the knowledge that any such individuals (A) would have obtained in the normal and ordinary course of the performance of their duties and (B) would reasonably be expected to have after reasonable inquiry of the Persons reporting directly to them.

“Landlord” means 448 W. Madison LLC, a Wisconsin limited liability company.

“Latest Balance Sheet” means the balance sheet of PPPI dated December 31, 2013.

“Leased Real Estate” means property leased, used or occupied by PPPI pursuant to a Real Property Lease.

“Legal Requirement” means any applicable federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, treaty, executive order, ruling, court order or other applicable order from a Governmental Body.

“Lien” means any mortgage, pledge, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, lien, charge or similar restriction or limitation, including a restriction on the right to vote, sell or otherwise dispose of any capital stock (other than restrictions on transfers imposed by federal or state securities laws).

“Losses” means all out-of-pocket damages, losses, deficiencies, liabilities, claims, actions, demands, judgments, fines, fees, costs and expenses (including reasonable attorneys’ and accountants’ fees only with respect to fees incurred in connection with a Third Party Claim), but excluding punitive, speculative, lost profit, diminution in value, consequential or special damages of any nature.

“Material Adverse Effect” means a violation, inaccuracy, breach, default, failure to comply, change in circumstance, event, occurrence, state of facts, loss, effect, fact, agreement, arrangement, commitment, understanding, obligation or development which, as a result of the occurrence or existence thereof, has had a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets, results of operations or liabilities of PPPI taken as a whole or that has a material, adverse effect on the ability of PPPI to perform its obligations under this Agreement or any Ancillary Agreement or to consummate the transactions contemplated herein. However, a Material Adverse Effect, when used with respect to PPPI, does not include a material adverse effect or impact on the business, operations, properties, financial condition, assets or results of operations of PPPI that is caused by (i) one or more downturns in the economy, the securities markets, the financing markets or the credit markets in general which does not disproportionately affect PPPI relative to other industry participants, (ii) one or more downturns in the industries in which PPPI operates which does not disproportionately affect PPPI relative to other industry participants, (iii) geopolitical conditions, acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such conditions, acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (iv) changes in applicable Legal Requirements, rules or regulations or any interpretation of the foregoing which does not disproportionately affect PPPI relative to other industry participants, (v) changes in GAAP or (vi) the effect of any action or any failure to act taken by PSI contemplated by this Agreement.

“Material Contract” has the meaning set forth in Section 3.15(a).

“Measurement Period” has the meaning set forth in Section 6.6(d), above.

“Multiple” has the meaning set forth in Section 6.6(b), above.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, verdict, settlement agreement, consent agreement, memorandum of understanding or disciplinary agreement entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, by-laws, articles of organization, certificate of formation, partnership agreement, limited liability company agreement, formation agreement and other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).

“Out-Licenses” means all licenses or other Contracts, franchises and/or permits under which PPPI authorizes, grants or otherwise provides any third party the rights to use, modify, create derivative works based on, distribute, sell, resell, license or sublicense any Owned Intellectual Property.

“Owned Intellectual Property” means all Intellectual Property owned by PPPI.

“Paid Liabilities” has the meaning set forth in Section 2.7, above.

“Pension Plan” means any “employee pension benefit plan” (as defined in ERISA Section 3(2)) (whether written or unwritten) that PPPI currently sponsors or maintains, or to which PPPI makes contributions or has any obligation to contribute for the benefit of any employee or terminated employee of PPPI. In addition, the term “Pension Plan” includes any “employee pension benefit plan” (as defined in ERISA Section 3(2)) that PPPI may have liability to as an ERISA Affiliate under Title IV of ERISA.

“Permitted Liens” means (i) liens for Taxes, assessments or other governmental charges not yet due and payable, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not past due, (iii) statutory liens of lessors under Real Property Leases for amounts not yet due and payable and (iv) those liens set forth on Exhibit 13.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

“Plan” and “Plans” have the meanings set forth in Section 3.17(a), above.

“PPP International” means Professional Power Products International, Inc., an IC-DISC.

“PPPI” has the meaning set forth in the Recitals, above.

“PPPI EBITDA” means (i) the EBITDA of PPPI for the twelve month period ending on December 31, 2014 or, (ii) in the event of a Change of Control that occurs (i.e. is closed) prior to the date in which PSI Shares shall have otherwise been issued to the Seller pursuant to Section 6.6(a) and Section 6.6(b), PPPI EBITDA shall mean the EBITDA of PPPI calculated in the “annualized” manner set forth in Section 6.6(c).

“PPPI Intellectual Property” has the meaning set forth in Section 3.11(c), above.

“PPPI Stock” means the common stock, no par value per share, of PPPI.

“Pre-Adjusted Purchase Price” has the meaning set forth in Section 2.3, above.

“Pre-Closing Tax Period” has the meaning set forth in Section 9.1(a), above.

“Pre-Closing Taxes” has the meaning set forth in Section 9.1(a), above.

“Proceeding” means any action, arbitration, hearing, investigation, proceeding, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“PSI” has the meaning set forth in the Preamble, above.

“PSI Balance Sheet” has the meaning set forth in Section 4.7(a), above.

“PSI Indemnified Parties” has the meaning set forth in Section 7.1, above.

“PSI Shares” has the meaning set forth in Section 6.6(b), above.

“Purchase Price” has the meaning set forth in Section 2.3, above.

“Purchase Price Adjustment” has the meaning set forth in Section 2.4, above.

“Real Property Lease” means a Contract currently in effect pursuant to which PPPI leases real property.

“Records” means all books, records, manuals and other materials and information of the Seller Companies, including customer records, personnel and payroll records, accounting records, purchase and sale records, price lists, correspondence, quality control records and all research and development files, wherever located.

“Released Parties” has the meaning set forth in Section 6.7, above.

“Releasing Parties” has the meaning set forth in Section 6.7, above.

“Reorganization” has the meaning set forth in the Recitals, above.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“SBA Loan” has the meaning set forth in Section 2.5(e), above.

“SBA Payoff Amount” has the meaning set forth in Section 2.5(e), above.

“SBA Payoff Letter” has the meaning set forth in Section 2.5(e), above.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 4.7(a), above.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended, and any successor Legal Requirement thereto.

“Seller” has the meaning set forth in the Preamble, above.

“Seller Companies” means the Seller, PPPI and PPP International.

“Seller Indemnified Parties” has the meaning set forth in Section 8.1, above.

“Seller Notice” has the meaning set forth in Section 8.2(a), above.

“Seller Representative” has the meaning set forth in Section 11.1, below.

“Seller Representative Amount” means One Hundred Fifty Thousand Dollars ($150,000).

“Seller Representative Fund” has the meaning set forth in Section 2.5(c), above.

“Settlement Date” means the date on which the PSI Shares are issued to the Seller (or the Shareholders if designated by the Seller) pursuant to Section 6.6, above.

“Shareholder” has the meaning set forth in the Preamble, above.

“Sole Source Supplier” means a supplier to PPPI that in 2013 was, or in 2014 would reasonably be expected to be, the sole source to PPPI of any component, part, material, product or supply for which PPPI spent, or would reasonably be expected to spend, as the case may be, in excess of $250,000 for such fiscal year or that otherwise could not be replaced promptly without material cost or interruption to PPPI’s operations.

“Statements” has the meaning set forth in Section 2.6(a), above.

“Straddle Tax Period” has the meaning set forth in Section 9.1(a), above.

“Subsidiary,” with respect to any Person, means (a) any corporation more than fifty percent (50%) of whose stock is owned by such Person directly or indirectly through one or more subsidiaries, and (b) any partnership, limited liability company, association, joint venture or other Person in which such Person directly or indirectly through one or more subsidiaries has more than a fifty percent (50%) equity interest.

“Systems” has the meaning set forth in Section 3.11(h), above.

“Target Auditor” means Baker Tilly Virchow Krause, LLP.

“Tax” and “Taxes” “Tax” or “Taxes” means, (A) any federal, state, local, municipal, and foreign taxes, including all income, gross receipts, capital, franchise, estimated, alternative, minimum, add-on minimum, ad valorem, sales, use, transfer, stamp, value added, excise, profit, windfall or excess profit, real property, personal property, premium, intangibles, inventory, transaction (including financial), withholding, social security, employment, unemployment, severance, social security, disability, payroll, employee, and any other taxes of any kind, in all cases together with any interest, penalties, additions, fees, fines, or other additions thereto; (B) any liability for payment of amounts described in clause (A) as a result of transferee liability, of having been a member of an affiliated, consolidated, combined unitary, or other similar group for any period, or otherwise through operation of law; and (C) any liability for payment of amounts described in clause (A) or (B) as a result of any Tax sharing, Tax indemnity or Tax allocation agreement or any other express or implied agreement to indemnify any other person for Taxes (other than by any agreement the principal subject of which is not Taxes).

“Tax Claim” has the meaning set forth in Section 9.3.

“Tax Returns” means all returns, amendments, informational returns, forms, reports and statements (including elections, declarations, disclosures, schedules and estimates) filed by PPPI with a Governmental Body in respect of any Taxes.

“Third Party Claim” has the meaning set forth in Section 7.2(a), above.

“Threshold Working Capital Amount” means an amount equal to Six Million Five Hundred Seventy-Six Thousand Nine Hundred Sixty-Nine Dollars ($6,576,969).

“Top Customer” has the meaning set forth in Section 3.27(a), above.

“Top Supplier” has the meaning set forth in Section 3.27(b), above.

“Transaction Bonuses” has the meaning set forth in Section 2.7(b), above.

“Transaction Deductions” means all deductions or expenses incurred by the Seller and/or PPPI prior to the Closing as a result of or in connection with the transactions contemplated by this Agreement (including, without limitation, deductions related to repayment of Indebtedness, the payment of Transaction Bonuses, payment of Transaction Expenses and the payment of any fees or other costs and expenses associated with the transactions contemplated by this Agreement).

“Transaction Expenses” means only the sum of (i) any unpaid fees, costs and expenses incurred by PPPI prior to the Closing in connection with the drafting, negotiation, execution and delivery of this Agreement and the other certificates, documents or agreements contemplated by this Agreement and the consummation of the transactions contemplated herein and therein including legal and accounting fees (but, for the avoidance of doubt, not to include any fees and expenses incurred by or on behalf of PSI or any of its Affiliates as determined immediately prior to the Closing), and (ii) any closing or other transaction fees payable by PPPI immediately prior to the Closing as a result of the transactions contemplated herein.

“Treasury Regulations” means United States Treasury regulations promulgated under the Code.

“WBDFC” has the meaning set forth in Section 2.5(e), above.

“Welfare Plan” means any “employee welfare benefit plan” (as defined in ERISA Section 3(1)) (whether written or unwritten) that PPPI currently sponsors or maintains, or to which PPPI makes contributions or has any obligation to contribute for the benefit of any employee or terminated employee of PPPI.

“Working Capital Amount” has the meaning set forth in Section 2.4, above.

“Working Capital Exclusions” means (i) Cash; and (ii) any deferred Tax asset or deferred Tax liability included in Current Assets or Current Liabilities.

ARTICLE XI

Seller Representative

11.1. Duties of Seller Representative. Effective upon the execution and delivery of this Agreement by the Seller, PPPI and the Shareholders, Carl L. Trent shall be appointed as attorney-in-fact and agent, with full power of substitution, to act for and on behalf of the Seller and each Shareholder with respect to any matter arising under or in connection with this Agreement or any Ancillary Agreements (the “Seller Representative”). Carl L. Trent (a) accepts his appointment and authorization to act as attorney-in-fact and agent on behalf of the Seller and each Shareholder in accordance with the terms of this Agreement and the Ancillary Agreements, and (b) agrees to perform his obligations hereunder and under the Ancillary Agreements and otherwise comply with this Agreement and the Ancillary Agreements. The Seller Representative has authority to, among other things: (i) engage attorneys, accountants and agents at the expense of the Seller and the Shareholders, (ii) dispute or refrain from disputing any indemnification claim made by a PSI Indemnified Party under Article VII of this Agreement, (iii) negotiate and compromise any dispute which may arise under Article II, Article VII or Article VIII of this Agreement, (iv) exercise or refrain from exercising any remedies available to the parties under Article II, Article VII or Article VIII of this Agreement, (v) sign any releases or other documents with respect to any dispute or remedy referenced in clause (iii) or (iv) above, (vi) waive any condition, obligation, right or remedy contained in this Agreement or any Ancillary Agreement, (vii) review and approve matters related to the Statements and the final Purchase Price; (viii) prepare and file income Tax Returns with respect to the Seller and PPPI; (ix) consummate the transactions contemplated hereunder; and (x) give such instructions and do such other things and refrain from doing such other things as the Seller Representative in his sole discretion deems necessary or appropriate in respect of the provisions of this Agreement and the Ancillary Agreements.

11.2. Liability of Seller Representative. The Seller Representative shall have no liability to the Seller or the Shareholders for any actions or omissions taken or suffered in good faith in his capacity as the Seller Representative.

11.3. Losses and Expenses of Seller Representative. The Shareholders shall reimburse the Seller Representative for all losses and expenses, including, out-of-pocket expenses incurred in connection with his duties and obligations as the Seller Representative hereunder, including all losses and expenses incurred in connection with the duties and obligations set forth in this Article XI.

11.4. PSI’s Reliance on Seller Representative. PSI shall have the right to rely conclusively upon all actions taken or omitted to be taken by the Seller Representative pursuant to or in connection with this Agreement or any Ancillary Agreement, all of which actions or omissions shall be legally binding upon the Seller and all of the Shareholders.

ARTICLE XII

Miscellaneous

12.1. Expenses. Except as otherwise specifically provided herein, the parties hereto shall pay their own expenses, including accountants’ and attorneys’ fees, incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

12.2. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered to be given and received in all respects when hand delivered, when delivered by prepaid express or courier delivery service, when sent by facsimile transmission actually received by the receiving equipment or three (3) calendar days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed as follows, or to such other address as shall be designated by notice duly given:

If to PSI:	c/o Power Solutions International, Inc.
201 Mittel Drive
Wood Dale, IL 60191
Fax No. (630) 787-5383
Attention: Eric Cohen

With a copy to:	Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, IL 60661
Fax No. (312) 902-1061
Attention: Mark D. Wood

If to the Seller,
Shareholders and/or
Seller Representative:	Carl L. Trent
448 W. Madison St.
Darien, WI 53114
Fax No.

With a Copy To:	Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, WI 53202
Fax No. (414) 273-5198
Attention: John A. Dickens

12.3. Right to Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that there is no adequate remedy at law for the damage which any of them might sustain for the failure of the others to perform their obligations under this Agreement, and, accordingly, that each of them is entitled to the remedy of specific performance to enforce such performance.

12.4. Entire Agreement. THIS AGREEMENT (INCLUDING THE DISCLOSURE SCHEDULE AND EXHIBITS) AND THE ANCILLARY AGREEMENTS CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, AND ALL PRIOR AGREEMENTS, CORRESPONDENCE, DISCUSSIONS AND UNDERSTANDINGS OF THE PARTIES (WHETHER ORAL OR WRITTEN) ARE SUPERSEDED, IT BEING THE INTENTION OF THE PARTIES THAT THIS AGREEMENT WILL SERVE AS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE TERMS OF THEIR AGREEMENT WITH RESPECT TO THE SUBJECT MATTER HEREOF. THE PARTIES AGREE THAT THERE HAVE BEEN AND THERE ARE NO OTHER AGREEMENTS, REPRESENTATIONS OR WARRANTIES BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER SET FORTH IN THIS AGREEMENT OTHER THAN THOSE SET FORTH IN THIS AGREEMENT, AND THAT THE PARTIES ARE NOT RELYING UPON ANY AGREEMENTS, REPRESENTATIONS OR WARRANTIES THAT ARE NOT SET FORTH IN THIS AGREEMENT. NO AMENDMENT, WAIVER OR MODIFICATION TO OR UNDER THIS AGREEMENT WILL BE VALID UNLESS IN WRITING AND SIGNED BY AN AUTHORIZED SIGNATORY OF THE PARTY OR PARTIES AFFECTED THEREBY.

12.5. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective heirs, successors, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) the provisions of Section 6.5 (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons). In any Proceeding by which a Person covered by this Section 12.5 seeks to enforce its rights hereunder (whether in contract, tort or both) or seeks a declaration of any rights or obligations under this Agreement, the prevailing Person shall be awarded its reasonable attorneys’ fees and other reasonable costs and expenses incurred.

12.6. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption of burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean including without limitation.

12.7. Assignment. This Agreement and the rights hereunder shall not be assignable or transferable by any party without the prior written consent of the other parties; provided, that PSI may, without the consent of any other party hereto, make a collateral assignment to any bank or financial institution that is or becomes a lender (or an agent thereof) to PSI or any of its Affiliates.

12.8. Paragraph Headings. The headings in this Agreement are for purposes of convenience and ease of reference only and shall not be construed to limit or otherwise affect the meaning of any part of this Agreement.

12.9. Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

12.10. Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wisconsin without regard to principles and conflicts of law. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Wisconsin and of the United States of America located in the State of Wisconsin for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts). The parties hereby irrevocably and unconditionally waive any objection to the laying of venue on any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Wisconsin or the United States of America located in the State of Wisconsin, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12.11. Attorney-Client Privilege. It is acknowledged by each of the parties hereto that Godfrey & Kahn, S.C. (“Counsel”) has represented the Shareholders, the Seller and PPPI in connection with the transactions contemplated by this Agreement. PSI, PPPI, the Seller and the Shareholders agree that any attorney-client privilege, attorney work-product protection and expectation of client confidence attaching as a result of Counsel’s representation of the Shareholders, the Seller or PPPI in connection with the transactions contemplated by this Agreement, and all information, communications and documents covered by such privilege or protection, shall belong to and be controlled by the Shareholders and may be waived only by the Seller Representative, and not PPPI, and shall not pass to or be claimed or used by PSI or PPPI.

Notwithstanding the foregoing, neither PSI nor PPPI will be limited or precluded from using or relying on any communication among the Shareholders, the Seller or PPPI and/or their respective Affiliates made in connection with the transactions contemplated by this Agreement in any actions against or involving the Shareholders or the Seller or any of their Affiliates. Furthermore, in the event that any dispute arises between PSI, PPPI or any of its Subsidiaries and a third party (other than a party to this Agreement or any of such party’s Affiliates) after the Closing, then PSI, PPPI and its Subsidiaries may assert the attorney-client privilege to prevent the disclosure of confidential communications by Counsel to such third party.

12.12. Use of Terms. In this Agreement (a) the words “hereof”, “herein”, “hereto”, “hereunder” and words of similar import may refer to this Agreement as a whole and not merely to a specific section, paragraph or clause in which the respective word appears, (b) words importing gender include the other genders as appropriate, and (c) any terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

12.13. Counterparts; Electronic Copy. This Agreement and any Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered but one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. A facsimile or portable document signature of this Agreement and any Ancillary Agreement shall be as effective as an original.

12.14. Waiver of Jury Trial. EACH OF PSI, THE SHAREHOLDERS, THE SELLER, PPPI AND THE SELLER REPRESENTATIVE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PSI, THE SHAREHOLDERS, THE SELLER, PPPI OR THE SELLER REPRESENTATIVE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[Signatures Appear on the Following Pages]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the day, month and year first above written.

SHAREHOLDERS:

/s/ Carl L. Trent
Carl L. Trent

/s/ Kenneth C. Trent
Kenneth C. Trent

[Shareholders’ Signature Page to Stock Purchase Agreement]

SELLER REPRESENTATIVE:

/s/ Carl L. Trent
Carl L. Trent

[Seller Representative’s Signature Page to Stock Purchase Agreement]

SELLER:

CKT HOLDINGS, INC.

By:	/s/ Kenneth C. Trent
Print Name: Kenneth C. Trent
Title:	Chief Operating Officer/Secretary

[Seller’s Signature Page to Stock Purchase Agreement]

PSI:

POWER SOLUTIONS INTERNATIONAL, INC.

By:	/s/ Eric Cohen
Print Name: Eric Cohen
Title:	COO

[PSI’s Signature Page to Stock Purchase Agreement]

DISCLOSURE SCHEDULE

Schedule 3.2	No Conflict; Consents
Schedule 3.3	Restrictions on Transfer
Schedule 3.4	Organizational Matters
Schedule 3.6	Capitalization
Schedule 3.8	Title to Assets; Condition of Assets
Schedule 3.9(a)	Real Property Leases
Schedule 3.9(b)	Compliance with Legal Requirements
Schedule 3.10	Proceedings
Schedule 3.11(a)	Owned Intellectual Property
Schedule 3.11(b)	Licenses
Schedule 3.11(d)	Intellectual Property Contracts
Schedule 3.11(i)	Use of Personally Identifiable Information
Schedule 3.12	Financial Statements
Schedule 3.14	Taxes
Schedule 3.15	Material Contracts
Schedule 3.16(a)	Personnel Matters; Labor Practices
Schedule 3.16(b)	Employment Contracts
Schedule 3.16(c)	Employee Actions
Schedule 3.17(a)	Benefit Plans
Schedule 3.17(b)	Plan Compliance
Schedule 3.17(g)	Administration of Plan
Schedule 3.17(h)	Benefits to Former Employees
Schedule 3.17(i)	Transaction Bonuses
Schedule 3.18	Events Since the Balance Sheet Date
Schedule 3.19	Compliance with Environmental Law
Schedule 3.20	Insurance
Schedule 3.21	Governmental Authorizations
Schedule 3.25	Product Warranty
Schedule 3.26	Product Liability Claims
Schedule 3.27(a)	Top Customers
Schedule 3.27(b)	Top Suppliers
Schedule 3.28	Accounts; Safe Deposit Boxes

LIST OF EXHIBITS

Exhibit 2.4	Accounting Principles
Exhibit 2.5	Estimated Pricing Statement
Exhibit 2.7(a)	Paid Liabilities
Exhibit 2.7(b)	Transaction Bonuses
Exhibit 7.1(e)	Indemnified Matters
Exhibit 7.1(g)	Excluded Environmental Matters
Exhibit 9.10	Purchase Price Allocation
Exhibit 13	Permitted Liens